UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

ZILLOW GROUP, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Seattle, Washington

April 27, 2015

Dear Shareholders:

You are cordially invited to attend the Zillow Group, Inc. 2015 Annual Meeting of Shareholders on June 11, 2015 at 8:00 a.m. (Pacific Time). The meeting will be held at 1301 Second Avenue, Floor 17, in the Bainbridge/Whidbey room, in Seattle, Washington. Our board of directors has fixed the close of business on April 6, 2015 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournments thereof.

The Notice of Annual Meeting and Proxy Statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including proposals for the election of directors, approval of the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan, an advisory vote to approve the compensation of our named executive officers, an advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers, and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Our board of directors recommends that you vote FOR each of the proposals and in favor of holding future advisory votes to approve the compensation of our named executive officers every three years, as described in this Proxy Statement.

Your vote is very important. Please vote your shares promptly, whether or not you expect to attend the meeting in person. You may vote over the Internet, as well as by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. If you attend the annual meeting, you may vote in person if you wish, even though you have previously submitted your vote.

Sincerely,

Richard N. Barton	Spencer M. Rascoff

Executive Chairman	Chief Executive Officer

ZILLOW GROUP, INC.

1301 Second Avenue, Floor 31

Seattle, WA 98101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 11, 2015

The 2015 Annual Meeting of Shareholders of Zillow Group, Inc. (the “Annual Meeting”) will be held at 1301 Second Avenue, Floor 17, in the Bainbridge/Whidbey room, in Seattle, Washington, on June 11, 2015 at 8:00 a.m. (Pacific Time) for the following purposes:

1.	To elect three directors nominated by our board of directors to serve until the 2018 Annual Meeting of Shareholders;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To approve on an advisory basis the frequency of future advisory votes on the compensation of our named executive officers;

4.	To approve the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan;

5.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

6.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on April 6, 2015 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

In accordance with Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 27, 2015, and provided access to our proxy materials over the Internet on or before that date, to the holders of record of our common stock as of the close of business on the Record Date.

Our shareholders and persons holding proxies from shareholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you must bring a proxy from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

By order of the board of directors,

Kathleen Philips

Chief Operating Officer, Chief Legal Officer and Secretary

Seattle, Washington

April 27, 2015

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Shareholders to be Held on June 11, 2015

This Zillow Group, Inc. Proxy Statement and the 2014 Annual Report of Zillow, Inc. are available at:

http://investors.zillowgroup.com/annuals-proxies.cfm

- i -

ZILLOW GROUP, INC.

1301 Second Avenue, Floor 31

Seattle, WA 98101

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION CONCERNING THE PROXY STATEMENT, PROXIES AND VOTING AT THE ANNUAL MEETING

Introduction

On February 17, 2015, pursuant to the Agreement and Plan of Merger, dated as of July 28, 2014 (the “Merger Agreement”) by and among Zillow, Inc. (“Zillow”), Trulia, Inc. (“Trulia”), and Zillow Group, Inc. (f/k/a Zebra Holdco, Inc., “Zillow Group”, the “Company”, “we”, “us”, or “our”), following the completion of the mergers contemplated by the Merger Agreement (the “Trulia transaction”), each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group. Zillow Group, as the new parent company, houses a portfolio of real estate and home-related brands on the Web and mobile.

This is the first Proxy Statement we have filed for Zillow Group following the completion of the Trulia transaction. Because the Trulia transaction was completed on February 17, 2015, the director and executive compensation and related information reported in this Proxy Statement primarily relates to our predecessor, Zillow, for the relevant periods prior to that date, including the Compensation Discussion and Analysis and related compensation tables for fiscal year 2014. Corresponding disclosure for Trulia with respect to fiscal year 2014 is included in Trulia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (to the extent such disclosure is required).

Upon completion of the Trulia transaction, each share of Zillow Class A common stock (other than shares held by Zillow as treasury stock or by Zillow Group, Trulia, or any direct or indirect wholly owned subsidiary of Zillow or Trulia) was converted into the right to receive one share of fully paid and nonassessable Class A common stock of Zillow Group, each share of Zillow Class B common stock (other than shares held by Zillow as treasury stock or by Zillow Group, Trulia, or any direct or indirect wholly owned subsidiary of Zillow or Trulia) was converted into the right to receive one share of fully paid and nonassessable Class B common stock of Zillow Group, and each share of Trulia common stock (other than shares held by Trulia as treasury stock or by Zillow Group, Zillow, or any direct or indirect wholly owned subsidiary of Zillow or Trulia) was converted into the right to receive 0.444 of a share of fully paid and nonassessable Class A common stock of Zillow Group.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the board of directors of Zillow Group of proxies to be voted at our 2015 Annual Meeting of Shareholders (the “Annual Meeting”) and at any adjournment or postponement of the Annual Meeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), we sent a Notice of Internet Availability of Proxy Materials on or about April 27, 2015 and provided access to our proxy materials over the Internet beginning on or before that date, to the holders of record and beneficial owners of our common stock as of the close of business on April 6, 2015 (the “Record Date”).

The Annual Meeting will be held at 1301 Second Avenue, Floor 17, in the Bainbridge/Whidbey room, in Seattle, Washington, on June 11, 2015 at 8:00 a.m. (Pacific Time).

What information is included in this Proxy Statement?

The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our board of directors and board committees, the compensation of Zillow directors and certain executive officers for fiscal year 2014, and other information.

Who is entitled to vote?

Holders of our Class A common stock and Class B common stock at the close of business on the Record Date are entitled to receive the Notice of Annual Meeting of Shareholders and vote at the Annual Meeting. As of the close of business on the Record Date, there were 52,256,841 shares of Class A common stock and 6,217,447 shares of Class B common stock outstanding and entitled to vote.

How many votes do I have?

On any matter that is submitted to a vote of our shareholders, the holders of our Class A common stock are entitled to one vote per share of Class A common stock and the holders of our Class B common stock are entitled to 10 votes per share of Class B common stock. Holders of our Class A common stock and Class B common stock are not entitled to cumulative voting in the election of directors.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Most shareholders hold their shares through a broker, trust, bank or other nominee rather than directly in their own names.

If on April 6, 2015, your shares were registered directly in your name with our transfer agent, Computershare, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote over the Internet, by telephone or by filling out and returning a proxy card to ensure your vote is counted.

If on April 6, 2015, your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not attend the Annual Meeting or vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy card from your broker or other agent.

What am I voting on?

We are asking you to vote on the following matters in connection with the Annual Meeting:

1.	The election of three directors nominated by our board of directors to serve until the 2018 Annual Meeting of Shareholders;

2.	An advisory resolution approving the compensation of our named executive officers;

3.	An advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;

4.	The Zillow Group, Inc. Amended and Restated 2011 Incentive Plan; and

5.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

We will also consider any other business that may properly come before the Annual Meeting.

How do I vote?

Vote by Internet. Shareholders of record may submit proxies over the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or, if printed copies of the proxy materials were requested, the instructions on the printed proxy card. Most beneficial shareholders may vote by accessing the website specified on the voting instructions forms provided by their brokers, trustees, banks or other nominees. Please check your voting instruction form for Internet voting availability.

Vote by Telephone. Shareholders of record may submit proxies using any touch-tone telephone from within the United States and Canada by calling toll free 1-800-652-VOTE (8683) and following the instructions provided by the recorded message or, if printed copies of the proxy materials were requested, by following the instructions on the printed proxy card. Most beneficial owners may vote using any touch-tone telephone from within the United States by calling the number specified on the voting instruction forms provided by their brokers, trustees, banks or other nominees.

Vote by Mail. Shareholders of record may submit proxies by mail by requesting printed proxy cards and completing, signing and dating the printed proxy cards and mailing them in the pre-addressed envelopes that will accompany printed proxy materials. Beneficial owners may vote by completing, signing and dating the voting instruction forms provided and mailing them in the pre-addressed envelopes accompanying the voting instruction forms.

If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by that proxy as recommended by the board of directors. If you are a beneficial owner and you return your signed voting instruction form but do not indicate your voting preferences, please see “What are ‘broker non-votes’ and how do abstentions and ‘broker non-votes’ affect the proposals?” for information regarding whether your broker, bank or other holder of record may vote your uninstructed shares on a particular proposal.

Vote in Person at the Annual Meeting. All shareholders as of the close of business on the Record Date can vote in person at the Annual Meeting. You can also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. If you are a beneficial owner, you must obtain a legal proxy from your broker, bank, or other holder of record and present it to the inspector of election with your ballot to be able to vote at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote either by telephone, by Internet, or by mail so that your vote will be counted if you decide not to attend.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must either sign and return all of the proxy cards or follow the instructions for any alternative voting procedures on each of the proxy cards or Notices of Internet Availability of Proxy Materials you receive.

What can I do if I change my mind after I vote?

If you are a shareholder of record, you may revoke your proxy at any time before it is exercised at the Annual Meeting by (a) delivering written notice, bearing a date later than the proxy, stating that the proxy is revoked, (b) submitting a later-dated proxy relating to the same shares by mail, telephone or the Internet prior to the vote at the Annual Meeting, or (c) attending the Annual Meeting and properly giving notice of revocation to the inspector of election or voting in person. Shareholders of record may send any written notice or request for a new proxy card via regular mail to Zillow Group, Inc., c/o Computershare P.O. Box 30170, College Station, TX 77842-3170, online at https://www-us.computershare.com/investor/contact, or follow the instructions provided on the Notice of Internet Availability of Proxy Materials and proxy card to submit a new proxy by telephone or via the Internet. Shareholders of record may also request a new proxy card by calling (866) 411-1103 or, if outside the United States, (201) 680-6578.

If you are a beneficial shareholder, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker, trust, bank or other nominee.

What constitutes a quorum at the Annual Meeting?

Transaction of business at the Annual Meeting may occur if a quorum is present. If a quorum is not present, it is expected that the Annual Meeting will be adjourned or postponed in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have been effectively revoked or withdrawn.

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the total votes entitled to be cast constitutes a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect directors and approve the other proposals described in this Proxy Statement?

With respect to Proposal No. 1, the election of directors, the three directors receiving the largest number of votes will be elected. With respect to each of Proposal Nos. 2, 4, and 5, the number of votes cast in favor of the proposal must exceed the number of votes cast against the proposal in order for the proposal to be approved. With respect to Proposal No. 3, the frequency of future advisory votes on the compensation of our named executive officers, we will consider the alternative receiving the greatest number of votes – one year, two years, or three years – to be the frequency that shareholders approve. Because this vote is advisory and non-binding on us or our board of directors, however, our board may decide that it is in our and our shareholders’ interests to hold an advisory vote on the compensation of our named executive officers more or less frequently than the alternative approved by our shareholders.

What are “broker non-votes” and how do abstentions and “broker non-votes” affect the proposals?

A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote the shares on a proposal because the nominee does not have discretionary voting power for a particular item and has not received instructions from the beneficial owner regarding voting. If your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote these shares on Proposal Nos. 1, 2, 3, or 4, the broker may not exercise discretion to vote on these proposals. With respect to Proposal No. 5, the ratification of the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2015, the broker may exercise its discretion to vote for or against that proposal in the absence of your instruction.

Abstentions and broker non-votes are not counted as votes in favor of or against any proposal or, with respect to Proposal No. 3, any frequency alternative (one year, two years, or three years).

Who will pay for the cost of this proxy solicitation?

Zillow Group will bear the cost of the solicitation of proxies from our shareholders. In addition to solicitation by mail, our directors, officers and employees, without additional compensation, may solicit proxies from shareholders by telephone, by letter, by facsimile, in person or otherwise. Following the original circulation of the proxies and other soliciting materials, we will request brokers, trusts, banks or other nominees to forward copies of the proxy and other soliciting materials to persons for whom they hold shares of Zillow Group common stock and to request authority for the exercise of proxies. In such cases, Zillow Group, upon the request of the brokers, trusts, banks and other shareholder nominees, may reimburse such holders for their reasonable expenses.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials to our shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice of Internet Availability of Proxy Materials or request to receive an electronic copy or printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request an electronic copy or printed copy may be found in the Notice of Internet Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage shareholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of the Annual Meeting.

When will Zillow Group announce the results of the voting?

Voting results will be announced by the filing of a Current Report on Form 8-K within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

What are the requirements for admission to the Annual Meeting?

Only shareholders and persons holding proxies from shareholders may attend the Annual Meeting. If your shares are registered in your name, you must bring a form of identification to the Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee that holds your shares, you must bring a proxy from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares. Attendance at the Annual Meeting without voting or revoking a previously submitted proxy in accordance with the voting procedures will not in and of itself revoke a proxy.

SUMMARY

The following summary highlights selected information from this Proxy Statement and may not contain all of the information that may be important to you. Accordingly, you are encouraged to carefully read this entire Proxy Statement, its annex, and the documents referred to or incorporated by reference before voting.

Introduction

On February 17, 2015, pursuant to the Agreement and Plan of Merger, dated as of July 28, 2014 (the “Merger Agreement”) by and among Zillow, Inc. (“Zillow”), Trulia, Inc. (“Trulia”), and Zillow Group, Inc. (f/k/a Zebra Holdco, Inc., “Zillow Group”, the “Company”, “we”, “us”, or “our”), following the completion of the mergers contemplated by the Merger Agreement (the “Trulia transaction”), each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group. Zillow Group, as the new parent company, houses a portfolio of real estate and home-related brands on the Web and mobile.

This is the first Proxy Statement we have filed for Zillow Group following the completion of the Trulia transaction. Because the Trulia transaction was completed on February 17, 2015, the director and executive compensation and related information reported in this Proxy Statement primarily relates to our predecessor, Zillow, for the relevant periods prior to that date, including the Compensation Discussion and Analysis and related compensation tables for fiscal year 2014. Corresponding disclosure for Trulia with respect to fiscal year 2014 is included in Trulia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (to the extent such disclosure is required).

Company Information:	Zillow Group, Inc., a Washington corporation

Exchange Information:	Zillow Group, Inc. Class A common stock is traded on The Nasdaq Global Select Market under the symbol “Z”

Annual Meeting of Shareholders Date, Time, and Location:	June 11, 2015 at 8:00 a.m. (Pacific Time) at 1301 Second Avenue, Floor 17, in the Bainbridge/Whidbey room, in Seattle, Washington

Directors Nominated for Election:	1. Erik Blachford 2. Spencer M. Rascoff 3. Gordon Stephenson

Named Executive Officers for Fiscal Year 2014

1.      Spencer M. Rascoff, Chief Executive Officer

2.      Chad M. Cohen, Chief Financial Officer and Treasurer

3.      Kathleen Philips, Chief Operating Officer, Chief Legal Officer and Secretary

4.      Errol G. Samuelson, Chief Industry Development Officer

5.      Greg M. Schwartz, Chief Revenue Officer

Independent Registered Public Accounting Firm for Fiscal Year 2015	Ernst & Young LLP

PROPOSAL 1: ELECTION OF DIRECTORS

Board Composition

As of April 6, 2015, the board of directors was composed of ten members, divided into three classes and with standing board committee composition as follows:

Name	Term Expiring at the Annual Meeting of Shareholders to be Held in	Audit Committee	Compensation Committee	Nominating and Governance Committee
Class I
Erik Blachford	2015
Spencer M. Rascoff	2015
Gordon Stephenson	2015
Class II
Richard N. Barton	2016
Lloyd D. Frink	2016
Gregory Waldorf	2016
Class III
Peter Flint	2017
J. William Gurley	2017
Jay C. Hoag	2017
Gregory B. Maffei	2017

  : Committee Chairperson                          : Committee Member

In accordance with the Merger Agreement, the Zillow Group board of directors includes all eight individuals who were directors of Zillow immediately prior to the Trulia transaction and two individuals who were directors of Trulia prior to the Trulia transaction, Peter Flint and Gregory Waldorf. The Trulia board designees were mutually agreed upon by Zillow and Trulia pursuant to the Merger Agreement. Prior to the completion of the Trulia transaction on February 17, 2015, the Zillow Group directors were elected into the classes set forth above by the then-sole shareholder of Zillow Group, Zillow, by unanimous written consent in lieu of a meeting effective February 11, 2015.

If elected at the Annual Meeting, Messrs. Blachford, Rascoff and Stephenson will serve until the 2018 Annual Meeting of Shareholders or until their respective successor is duly elected and qualified, whichever is later, or until their earlier death, resignation or retirement. Proxies will be voted in favor of Messrs. Blachford, Rascoff and Stephenson unless the shareholder indicates otherwise on the proxy. Messrs. Blachford, Rascoff and Stephenson have consented to being named as nominees in this Proxy Statement and have agreed to serve if elected. The board of directors expects that each of the nominees will be able to serve, but if any of them becomes unable to serve at the time the election occurs, proxies will be voted for another nominee designated by the board of directors unless the board chooses to reduce the number of directors serving on the board.

Nominees for Election to a Three-Year Term Expiring at the 2018 Annual Meeting of Shareholders

Erik Blachford

Erik Blachford (age 48) served as a member of the board of directors of Zillow from May 2005 to February 2015, at which time he joined the Zillow Group board of directors. Mr. Blachford has served as the Executive Chairman at Couchsurfing International, Inc., a hospitality exchange and social networking company, since August 2014, and as a venture partner at Technology Crossover Ventures, a private equity and venture capital firm, since March 2011. He served as Executive Chairman at TerraPass, Inc., a carbon offset company, from September 2009 to June 2014. From September 2009 to January 2011, Mr. Blachford served as Chairman and Chief Executive Officer at Butterfield & Robinson Travel, a luxury tour operator. From May 2007 to August 2009, Mr. Blachford served as Chief Executive Officer at TerraPass, Inc. From January 2005 to April 2007, Mr. Blachford was an active independent investor in a variety of early stage private companies. From March 2003 to December 2004, Mr. Blachford served as Chief Executive Officer of Expedia, Inc., an online travel company, and Chief Executive Officer of IAC Travel, the travel division of IAC/InterActiveCorp, a holding company of Internet businesses. From January 2003 to December 2004, Mr. Blachford served as President of Expedia North America and Expedia Senior Vice President of Marketing & Programming. Mr. Blachford previously served on the boards of directors of Expedia, Inc. from April 2003 to September 2003, and Points International Ltd., a reward-program management portal, from June 2003 to December 2004. Mr. Blachford currently serves as a member of the boards of directors of several privately held companies. Mr. Blachford also serves on the U.S. National Council of the World Wildlife Fund. Mr. Blachford holds a B.A. in English and a certificate in theater from Princeton University, and an M.B.A. from Columbia University’s Graduate School of Business. Mr. Blachford is qualified to serve on our board of directors because he brings strategic, operational and corporate governance experience as a former chief executive officer and director of a public company in the mobile and Internet industries. In addition, Mr. Blachford brings experience with respect to marketing products to consumers through the Internet.

Spencer M. Rascoff

Spencer M. Rascoff (age 39) has served as Zillow’s Chief Executive Officer since September 2010 and as Zillow Group’s Chief Executive Officer since inception. He has served as a member of Zillow’s board of directors since July 2011 and as a member of Zillow Group’s board since inception. Mr. Rascoff joined Zillow as one of its founding employees in 2005 as Vice President of Marketing and Chief Financial Officer and served as its Chief Operating Officer from December 2008 until he was promoted to Chief Executive Officer. From 2003 to 2005, Mr. Rascoff served as Vice President of Lodging for Expedia, Inc. In 1999, Mr. Rascoff co-founded Hotwire, Inc., an online travel company, and managed several of Hotwire’s product lines before Hotwire was acquired in 2003 by IAC/InterActiveCorp, Expedia, Inc.’s parent company at the time. Mr. Rascoff served in the mergers and acquisitions group at Goldman, Sachs & Co., an investment banking and securities firm. Mr. Rascoff serves on the board of directors of TripAdvisor, Inc., a publicly traded travel services company; zulily, inc., a publicly traded e-commerce company; and Julep Beauty Incorporated, a privately held beauty products company. Mr. Rascoff also serves on the advisory board at Seattle Children’s Research Institute. Mr. Rascoff graduated cum laude with a B.A. in Government from Harvard University. Mr. Rascoff is qualified to serve on our board of directors due to the perspective and experience he brings as our Chief Executive Officer and his extensive background in the mobile and Internet industries.

Gordon Stephenson

Gordon Stephenson (age 49) served as a member of Zillow’s board of directors from May 2005 to February 2015, at which time he joined the Zillow Group board of directors. Mr. Stephenson is the co-founder and has been the Managing Broker of Real Property Associates (“RPA”), an independent real estate brokerage in the Pacific Northwest, since its inception in 1991. Prior to founding RPA, Mr. Stephenson was an associate broker with Prudential MacPhersons and Windermere Real Estate, both of which are real estate sales and brokerage companies based in Seattle, Washington. Mr. Stephenson holds an A.B. in Economics from Stanford University. Mr. Stephenson is qualified to serve on our board of directors because he brings extensive experience in the real estate industry as a founder and manager of a real estate brokerage firm.

The Board of Directors Recommends a Vote “FOR”

Each of the Board’s Nominees.

Directors Continuing in Office Until the 2016 Annual Meeting of Shareholders

Richard N. Barton

Richard N. Barton (age 47) is our co-founder and served as Zillow’s Executive Chairman from September 2010 to February 2015, at which time he became Executive Chairman of Zillow Group. Mr. Barton served as a member of Zillow’s board of directors from December 2004 to February 2015, at which time he became a member of Zillow Group’s board of directors. He served as Zillow’s Chief Executive Officer from December 2004 until September 2010. Mr. Barton has served as a venture partner at Benchmark Capital, a venture capital firm, since February 2005. Prior to co-founding our company, Mr. Barton founded Expedia as a group within Microsoft Corporation, a software company, in 1994, which Microsoft spun out as Expedia, Inc. in 1999, and Mr. Barton served as Expedia’s President, Chief Executive Officer and as a member of its board of directors from 1999 to 2003. Mr. Barton also co-founded and has served as Non-Executive Chairman of Glassdoor.com, a salaries and reviews website for companies, since January 2008 and Trover, a mobile discovery network, since March 2010, and serves on the boards of directors of several other privately held companies. Mr. Barton also serves on the board of directors of Netflix, Inc., an online media subscription service provider. Mr. Barton holds a B.S. in General Engineering: Industrial Economics from Stanford University. Mr. Barton is qualified to serve on our board of directors because of the strategic and technical insight he brings as a founder of companies in the mobile and Internet industries, including experience in marketing products to consumers through the Internet, and because of his extensive and in-depth knowledge of our business as one of our co-founders and as one of our largest shareholders. As a former chief executive officer and director of other public companies, Mr. Barton brings managerial, operational and corporate governance experience to our board of directors.

Lloyd D. Frink

Lloyd D. Frink (age 50) is our co-founder and served as Zillow’s Vice Chairman from March 2011 to February 2015, as its President from February 2005 to February 2015, and as a member of Zillow’s board of directors from December 2004 to February 2015, at which time he became Vice Chairman and President, as well as a director, of Zillow Group. Mr. Frink previously served as Zillow’s Vice President from December 2004 to February 2005, as its Treasurer from December 2009 to March 2011 and as its Chief Strategy Officer from September 2010 to March 2011. From 1999 to 2004, Mr. Frink was at Expedia, Inc., where he held many leadership positions, including Senior Vice President, Supplier Relations, in which position he managed the air, hotel, car, destination services, content, merchandising and partner marketing groups from 2003 to 2004. From 1988 to 1999, Mr. Frink was at Microsoft Corporation, where he worked in many leadership roles, including as part of the original Expedia team and as a Group Program Manager from 1991 to 1995 and 1997 to 1999. Mr. Frink serves on the board of directors of GrubHub, Inc., an online and mobile food-ordering company. Mr. Frink holds an A.B. in Economics from Stanford University. Mr. Frink is qualified to serve on our board of directors because of his extensive background and experience with Internet-based and technology companies, including experience in marketing products to consumers through the Internet, combined with his in-depth knowledge of our business as one of our co-founders and as one of our largest shareholders.

Gregory Waldorf

Gregory Waldorf (age 46) has served as a member of Zillow Group’s board of directors since February 2015. Mr. Waldorf served as a director of Trulia, a real estate information marketplace and advertising media company on mobile and the Web, from September 2005 to February 2015, when Trulia was acquired by Zillow Group. Mr. Waldorf has served as Chief Executive Officer of Invoice 2go, Inc., a company that creates invoicing and business solution software for mobile and desktop, since April 2014. Mr. Waldorf served as Chief Executive Officer of eHarmony, Inc., an online dating company, from April 2006 to January 2011. Mr. Waldorf has also served on the boards of directors of several private companies. Mr. Waldorf holds a B.A. from the University of California, Los Angeles and an M.B.A. from Stanford University. Mr. Waldorf is qualified to serve as a member of our board of directors because he brings strategic insights and operational leadership and experience as chief executive officer of technology companies, as well as the experience and perspective he has obtained in his roles as an investor in, advisor to, and board member of, numerous companies.

Directors Continuing in Office Until the 2017 Annual Meeting of Shareholders

Peter Flint

Peter Flint (age 40) has served as a member of Zillow Group’s board of directors since February 2015. Mr. Flint is Trulia’s co-founder and served as Trulia’s Chief Executive Officer and Chairman of Trulia’s board of directors from June 2005 to February 2015. From July 1998 to June 2003, Mr. Flint served in a variety of executive roles at lastminute.com Ltd., a European online travel company that he helped launch, including Head of Interactive Marketing and Business Development. Mr. Flint holds a Master of Physics degree from the University of Oxford and an M.B.A. from Stanford University. Mr. Flint is qualified to serve as a member of our board of directors because of the perspective and experience he brings as Trulia’s co-founder and his extensive background as an executive of companies in the mobile and Internet industries.

J. William Gurley

J. William Gurley (age 48) served as a member of Zillow’s board of directors from October 2005 to February 2015, at which time he became a director of Zillow Group. Mr. Gurley serves as a general partner of Benchmark Capital, which he joined in March 1999. Prior to joining Benchmark Capital, Mr. Gurley was a partner with Hummer Winblad Venture Partners, a venture capital firm, from 1997 to 1998 and a research analyst for Credit Suisse First Boston, an investment bank, from 1993 to 1996. From 1989 to 1991, Mr. Gurley served as a design engineer at Compaq Computer Corporation, a personal computer company that was acquired by Hewlett-Packard in 2002. Mr. Gurley also served on the board of directors of OpenTable, Inc., an online restaurant reservations service provider, from 2000 until the company was acquired by The Priceline Group Inc. in 2014, in addition to serving on the boards of directors of several privately held companies. Mr. Gurley previously served as a member of the boards of directors of Shopping.com, a price comparison service, which was acquired by eBay, Inc., from 1999 to 2005 and JAMDAT Mobile Inc., a mobile entertainment provider, which was acquired by Electronic Arts, Inc., from 2003 to 2006. Mr. Gurley holds a B.S. in Computer Science from the University of Florida and an M.B.A. from the University of Texas. Mr. Gurley is qualified to serve on our board of directors because of the strategic insights and financial experience he brings as a venture capital investor and chartered financial analyst. Due to Mr. Gurley’s service on the boards of directors of a variety of private and public companies in the Internet and technology industries, he is familiar with a full range of corporate and board functions.

Jay C. Hoag

Jay C. Hoag (age 56) served as a member of Zillow’s board of directors from October 2005 to February 2015, at which time he became a member of Zillow Group’s board of directors. Mr. Hoag co-founded Technology Crossover Ventures in 1995 and continues to serve as a Founding General Partner. Mr. Hoag has served on the boards of directors of Electronic Arts Inc., an interactive entertainment software company, since September 2011, Netflix, Inc. since 1999, and Tech Target, Inc., a marketing service provider, since 2004. Mr. Hoag served on the board of directors of TheStreet, Inc., a financial media company, from November 2007 to January 2009. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan. As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to our board of directors. He has evaluated, invested in and served as a board member of numerous companies, both public and private and is familiar with a full range of corporate and board functions. His many years of experience helping companies shape and implement strategy provide our board of directors with unique perspectives on matters such as risk management, corporate governance, talent selection and management.

Gregory B. Maffei

Gregory B. Maffei (age 54) served as a member of Zillow’s board of directors from May 2005 to February 2015, at which time he joined the Zillow Group board of directors. Mr. Maffei has served as President and Chief Executive Officer of Liberty Media Corporation (and its predecessor) and Liberty Interactive Corporation, holding companies of businesses in the electronic retailing, media, communications and entertainment industry, since May 2007 and February 2006, respectively. He also served as Chief Executive Officer-Elect of Liberty Interactive from November 2005 through February 2006. Mr. Maffei served as President and Chief Financial Officer of Oracle Corporation, a business software and hardware systems company, during 2005 and as President and Chief Executive Officer of 360networks Corporation, a wholesale provider of Internet connectivity services, from 2000 until 2005 and Chairman from 2002 to 2011. Previously, Mr. Maffei was the Chief Financial Officer of Microsoft Corporation from 1997 to 2000. Mr. Maffei has served as the Chairman of the Board and a director of Starz since January 2013, as Chairman of the Board of Live Nation Entertainment, Inc., a live entertainment and ecommerce company, since March 2013 and as a director since February 2011, as Chairman of the Board of Sirius XM Radio Inc., a satellite radio company, since April 2013 and as a director since 2009, and as Chairman of the Board and director of TripAdvisor, Inc. since February 2013. Mr. Maffei previously served on the board of directors of DIRECTV (and its predecessor), a provider of digital television entertainment services, from June 2008 to June 2010, as a director of Expedia, Inc. from 1999 to 2003 and Chairman from 1999 to 2002, as a director of Starbucks Corporation, a retailer of specialty coffee, from 1999 to 2006, as a director of Barnes & Noble, Inc. from September 2011 to April 2014, and as a director of Electronic Arts, Inc. from June 2003 to July 2013. Mr. Maffei holds an A.B. from Dartmouth College and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Maffei is qualified to serve on our board of directors because he brings significant financial and operations experience due to his current and former leadership roles at public companies in the technology industry. Mr. Maffei provides our board of directors with an executive and leadership perspective on the operations and management of large public companies and risk management principles.

CORPORATE GOVERNANCE

Introduction

As discussed above, upon completion of the Trulia transaction on February 17, 2015, each of Zillow and Trulia became wholly owned subsidiaries of Zillow Group. Because the Trulia transaction was completed after the end of fiscal year 2014, portions of the discussion in this section relate to the corporate governance practices and policies of Zillow, the Company’s predecessor. These portions are identified by references to “Zillow” rather than “Zillow Group”, the “Company”, “we”, “us” or “our”.

Board of Directors

Our board of directors and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time. During 2014 and including telephonic meetings, Zillow’s board of directors met nine times, the audit committee held six meetings, Zillow’s compensation committee held two meetings and Zillow’s nominating and corporate governance committee held one meeting. During 2014, each member of Zillow’s board of directors attended 85% or more of the aggregate number of meetings of the board and committees on which he served that were held during his term of service. We encourage all of our directors and nominees for director to attend our annual meeting of shareholders. Four of Zillow’s directors attended the 2014 Annual Meeting of Shareholders.

Our board of directors has undertaken a review of the independence of each of the persons who served as a director of Zillow during 2014, as well as Messrs. Flint and Waldorf. Based on information provided by each director concerning his background, employment and affiliations and upon the review and recommendation of our nominating and governance committee, our board of directors has determined that Messrs. Blachford, Gurley, Hoag, Maffei, Stephenson, and Waldorf do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and its subsidiaries and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

The board of directors also considered the following transactions, relationships and arrangements that are not required to be disclosed in this Proxy Statement as related person transactions. With respect to the independence of Mr. Gurley, the board considered that Mr. Barton, one of our founders and our Executive Chairman, provides advisory services in a non-employee capacity to Benchmark Capital, a venture capital firm where Mr. Gurley serves as a General Partner. These services include the identification and evaluation for Benchmark Capital of potential investments and related advice. Mr. Barton has also invested in certain of Benchmark Capital’s venture capital funds, which capital commitments represent a de minimis share of the total committed capital of each of the funds. In exchange for Mr. Barton’s services, Benchmark Capital pays a portion of Mr. Barton’s capital commitments to the funds. With respect to the independence of Mr. Hoag, the board of directors considered that Messrs. Barton and Rascoff have invested in private equity and venture capital funds of Technology Crossover Ventures, or TCV Funds. Mr. Hoag is a direct or indirect director, limited partner, or member of the general partners of the TCV Funds. Each of Mr. Barton’s and Mr. Rascoff’s capital commitments in these funds represent a de minimis share of the total committed capital of the funds. With respect to the independence of Mr. Blachford, the board considered that (a) Messrs. Blachford and Barton are 50% co-owners of a condominium, (b) Mr. Blachford serves on the boards of directors of two privately held companies in which Mr. Barton is an investor and, for one of the companies, also serves as a board member, (c) Mr. Blachford serves as a venture partner of Technology Crossover Ventures, and (d) Mr. Blachford’s family member is employed by a privately held company for which Messrs. Barton and Gurley serve as board members. With respect to the independence of Mr. Stephenson, the board of directors considered that Mr. Stephenson participates in Zillow’s Premier Agent program. The independent directors periodically meet in executive session.

Board Leadership Structure

In accordance with our Corporate Governance Guidelines, a copy of which is posted on our website at http://investors.zillowgroup.com/corporate-governance.cfm, our board of directors does not have a policy as to whether the offices of chair of the board and Chief Executive Officer should be separate. Our board of directors believes that it should have the flexibility to make this determination as circumstances require and in a manner that it believes is best to provide appropriate leadership for our company. The board of directors believes that its current leadership structure, with Mr. Barton serving as Executive Chairman and Mr. Rascoff serving as Chief Executive Officer, is appropriate because it enables the board as a whole to engage in oversight of management, promote communication between management and the board and oversee governance matters while allowing our Chief Executive Officer to focus on his primary responsibility for the operational leadership and strategic direction of the Company. In addition, the board of directors benefits from the perspective and insights of Messrs. Barton and Rascoff as a result of their extensive experience in the mobile and Internet industries. The board of directors does not believe that its role in risk oversight has affected the board’s leadership structure.

Risk Oversight

The board of directors considers the assessment of company risks and strategies for risk mitigation to be a responsibility of the entire board (as reported by and through the appropriate committee in the case of risks that are under the purview of a particular committee). The board engages in risk oversight on a broad range of matters, including challenges associated with strategic acquisitions and threats to our information security systems. The compensation committee provides oversight of our compensation philosophy and the objectives of our compensation programs, including the evaluation of whether our incentive compensation programs contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on us. The nominating and governance committee oversees risks associated with corporate governance and the composition of our board of directors, including the independence of board members. The audit committee provides oversight concerning our major financial risk exposures and the steps management has taken, including the implementation of enterprise risk management programs, to monitor and control such exposures. Each committee generally reports on its discussions to the full board of directors during the committee reports portion of the next board meeting. This enables the board of directors and its committees to coordinate its risk oversight roles.

Board Committees

The board of directors currently has the following standing committees: audit, compensation, and nominating and governance. The board of directors may, from time to time, form a new committee or disband a current committee depending on the circumstances and needs of the Company. Each standing committee complies with the independence and other requirements established by the SEC, Nasdaq, and applicable laws and regulations. Membership of the standing committees is determined annually by the board of directors with consideration given to the recommendation of the nominating and governance committee. Adjustments to committee assignments may be made at any time.

The board of directors has adopted a written charter for each standing committee. Shareholders may access a copy of each standing committee’s charter on the Investor Relations section of our website at http://investors.zillowgroup.com/corporate-governance.cfm. A summary of the duties and responsibilities of each standing committee is set forth below.

Audit Committee

Our audit committee consists of Erik Blachford, J. William Gurley and Gregory B. Maffei, with Mr. Maffei serving as Chair. Our audit committee oversees our corporate accounting and financial reporting process, internal accounting and financial controls and audits of the financial statements. Our audit committee also (a) evaluates the independent auditor’s qualifications, independence and performance; (b) engages and provides for the compensation of the independent auditor; (c) establishes the policies and procedures for the retention of the independent auditor to perform any proposed permissible non-audit services; (d) reviews our annual audited financial statements; (e) reviews our critical accounting policies, our disclosure controls and procedures and internal controls over financial reporting; (f) discusses with management and the independent auditor the results of the annual audit and the reviews of our quarterly unaudited financial statements; and (g) reviews related-person transactions that are disclosed under Item 404 of Regulation S-K. Our board of directors has determined that each of our audit committee members meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and Nasdaq. Our board of directors has determined that each of Messrs. Blachford, Gurley and Maffei is an audit committee financial expert as defined under the applicable rules and regulations of the SEC.

Compensation Committee

Our compensation committee consists of Erik Blachford, Jay C. Hoag and Gordon Stephenson, with Mr. Hoag serving as Chair. Our compensation committee (a) reviews our overall compensation philosophy and policies relating to the compensation and benefits of our officers and employees; (b) reviews and approves goals and objectives relevant to the compensation of our Chief Executive Officer and other senior officers; (c) evaluates the performance of these officers in light of those goals and objectives; (d) sets compensation of these officers based on such evaluations; and (e) otherwise oversees our compensation and benefit plans, policies and programs for our executive officers and non-employee directors. As part of its process to determine the compensation level of each executive officer, the compensation committee evaluates, among other things, the Chief Executive Officer’s assessment of the other executive officers and recommendations regarding their compensation in light of the goals and objectives of our executive compensation program.

Pursuant to its charter, the compensation committee has sole authority to engage outside compensation consultants or other advisors to assist the committee in carrying out its duties. During 2014, at the request of the Zillow compensation committee, management retained Board Advisory, LLC, a compensation consulting firm, to advise on certain then-current Trulia compensation arrangements in connection with the Trulia transaction. Board Advisory, LLC did not provide any other services to the Zillow compensation committee, management, or Zillow and only received fees from Zillow for services provided to Zillow’s compensation committee. With respect to 2014 executive compensation, the compensation committee considered market information available through Equilar, Inc., a leading executive data solutions company, as a reference point and as one factor among many in making certain decisions, described further below in “Named Executive Officer Compensation – Compensation Discussion and Analysis.”

The compensation committee also administers the issuance of stock options and other awards under our equity incentive plans, including the Amended and Restated Zillow, Inc. 2011 Incentive Plan (the “2011 Plan”). Pursuant to its charter, the compensation committee may form and delegate authority to subcommittees and delegate authority to two or more designated members of the committee. The compensation committee may also delegate to one or more senior executive officers the authority to make certain grants of equity-based compensation to non-executive officer employees, subject to restrictions set forth in the charter and under applicable laws. Upon the recommendation of the compensation committee, the board of directors has delegated to Messrs. Rascoff, Barton and Frink the authority to grant equity awards to non-executive officer employees (and to sub-delegate such authority to other senior executive officers) under the 2011 Plan, subject to certain restrictions. Pursuant to such authority, these individuals routinely act to grant equity awards to our newly hired non-executive officer employees.

Our board of directors has determined that each member of our compensation committee meets the requirements for independence under the applicable rules and regulations of Nasdaq and the Internal Revenue Code of 1986, as amended (the “Code”). For additional discussion of the processes and procedures the compensation committee has used to determine executive officer and non-employee director compensation, please refer to the sections entitled, “Named Executive Officer Compensation – Compensation Discussion and Analysis – How We Set Executive Compensation” and “Director Compensation,” respectively.

Compensation Committee Interlocks and Insider Participation

None of the members of Zillow’s compensation committee in 2014 was, at any time during 2014 or at any other time, an officer or employee of Zillow, Trulia, or Zillow Group, and, except as described in the section entitled “Certain Relationships and Related Person Transactions,” none had or has any relationships with Zillow, Trulia, or Zillow Group that are required to be disclosed under Item 404 of Regulation S-K. In connection with the formation of Zillow Group and prior to the completion of the Trulia transaction, Mr. Rascoff, Zillow’s Chief Executive Officer, Chad M. Cohen, Zillow’s Chief Financial Officer, and Kathleen Philips, Zillow’s Chief Operating Officer, Chief Legal Officer, and Secretary, served as directors of Zillow Group, during which time Mr. Rascoff also served as an executive officer of Zillow Group and a member of Zillow’s board of directors. Except as described above, none of Zillow’s executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that had one or more executive officers who served on Zillow’s board of directors or compensation committee during 2014.

Nominating and Governance Committee

Our nominating and governance committee consists of J. William Gurley, Gordon Stephenson and Gregory Waldorf, with Mr. Gurley serving as Chair. The nominating and governance committee is responsible for overseeing evaluations of our board of directors and its committees and making recommendations regarding candidates to serve on our board and the size and composition of our board. In making such recommendations, the nominating and governance committee considers director selection guidelines approved by our board of directors. The nominating and governance committee does not have a formal policy with respect to diversity, which includes age, geography, professional, and other factors; however, the nominating and governance committee and the board of directors believe it is essential to have directors representing diverse viewpoints. Diversity is one factor considered by the nominating and governance committee in determining the needs of the board of directors and evaluating director candidates to fill such needs. The nominating and governance committee has the authority to retain a search firm to identify director candidates. As the nominating and governance committee deems appropriate, it may also retain independent counsel and other advisors to assist it with carrying out its duties. In addition, the nominating and governance committee is responsible for overseeing our governance guidelines and reporting and making recommendations concerning governance matters.

Pursuant to its charter, the nominating and governance committee will also consider qualified director candidates recommended by our shareholders. The nominating and governance committee evaluates the qualifications of candidates properly submitted by shareholders in the same manner as it evaluates the qualifications of director candidates identified by the committee or the board of directors. Shareholders can recommend director candidates by following the instructions outlined below in the section entitled “Additional Information – Consideration of Shareholder-Recommended Director Nominees.” No nominations for director were submitted to the nominating and governance committee for consideration by any of our shareholders in connection with the Annual Meeting.

DIRECTOR COMPENSATION

2014 Director Compensation Table

During 2014, Zillow compensated its non-employee directors solely with stock options. Zillow’s employee directors, Messrs. Rascoff, Barton and Frink, did not receive compensation for their board service. The following table provides information regarding the compensation of our non-employee directors during 2014. The compensation of Mr. Rascoff, Chief Executive Officer and also a member of the board of directors, for 2014 is discussed in the Compensation Discussion and Analysis and in the related tables.

Name	Option Awards ($)(1)	Total ($)
Erik Blachford	150,000	150,000
J. William Gurley	150,000	150,000
Jay C. Hoag	150,000	150,000
Gregory B. Maffei	150,000	150,000
Gordon Stephenson	150,000	150,000

(1)	Amounts reflect aggregate grant date fair value of the option awards granted, computed, as of the grant date, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”). Assumptions used to calculate these amounts are described in Note 10, “Share-Based Awards,” to Zillow’s financial statements included in Zillow’s Annual Report on Form 10-K for the year ended December 31, 2014. On March 1, 2014, each of the non-employee directors of Zillow received an annual stock option grant to purchase 4,602 shares of our Class A common stock with a Black-Scholes-Merton grant date fair value of $150,000. As of December 31, 2014, Zillow’s non-employee directors held stock options to purchase the following number of shares of Zillow’s Class A common stock: Mr. Blachford, 19,741; Mr. Gurley, 19,741; Mr. Hoag, 0; Mr. Maffei, 27,137; and Mr. Stephenson, 27,137.

Time and Manner of Compensation

We have implemented a formal program under the 2011 Plan pursuant to which, on March 1 of each year, our non-employee directors who have served for at least 12 months on our board of directors are eligible to receive stock option grants as compensation for the prior year’s service on our board and committees of our board. The automatic annual grants are fully vested on the date of grant. Directors who are initially elected or appointed to the board of directors during the 12-month period prior to a grant date automatically receive a prorated annual option grant on March 1 after their initial election or appointment to the board, based on the number of full calendar months that have elapsed between the date of the director’s initial election or appointment to the board and the March 1 grant date. Stock options granted under the program have seven-year terms, subject to earlier termination in the event of a director’s termination of service, and have a per share exercise price equal to the closing price of our Class A common stock on the date of grant. In 2014, the automatic annual grants were for that number of shares of Class A common stock having a Black-Scholes-Merton value of $150,000 on the date of grant (with any fractional share rounded to the nearest whole share (0.5 rounded up)). Under this program, on March 1, 2014, each non-employee director of Zillow received a stock option to purchase 4,602 shares of Zillow’s Class A common stock. Following completion of the Trulia transaction, Zillow Group began administering the non-employee director program so that, on March 1, 2015, each eligible non-employee director of Zillow Group received a stock option to purchase 3,145 shares of Zillow Group Class A common stock. We also reimburse our directors for expenses associated with attending meetings of our board of directors and board committees.

PROPOSAL 2: ADVISORY VOTE TO APPROVE THE COMPENSATION OF

NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our shareholders are able to vote to approve, on a nonbinding, advisory basis, not less frequently than once every three years, the executive compensation programs and policies and the resulting compensation of our named executive officers, as further described in the Compensation Discussion and Analysis section and the compensation tables that follow it. In accordance with the Exchange Act requirements, we are providing our shareholders with an opportunity to express their views on our named executive officers’ compensation, commonly referred to as the “say-on-pay” vote. Although this advisory vote is nonbinding, our board of directors and compensation committee will review and consider the voting results when making future decisions regarding our named executive officer compensation and related executive compensation programs. Proposal 3 in this Proxy Statement allows shareholders to vote on their preference on the frequency of future advisory votes to approve the compensation of our named executive officers, which result we will consider in determining the frequency of such future votes.

As described in more detail in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•	Attract qualified, experienced executive officers who will enable us to achieve our business objectives;

•	Retain and motivate our executive officers to achieve superior performance;

•	Reward performance; and

•	Align the interests of our executive officers with those of our shareholders by motivating them to increase shareholder value.

We encourage shareholders to read the Compensation Discussion and Analysis in this Proxy Statement, which describes the processes the compensation committee used to determine the structure and amounts of the compensation of our named executive officers in 2014 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The compensation committee and our board of directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in achieving our goals and that the named executive officers in this Proxy Statement have contributed to our success.

Accordingly, we ask our shareholders to vote “FOR” the following resolution:

RESOLVED, that the shareholders of Zillow Group, Inc. approve, on a nonbinding, advisory basis, the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures in the Proxy Statement for the 2015 Annual Meeting of Shareholders of Zillow Group, Inc.

The Board of Directors Recommends a Vote “FOR”

the Advisory Resolution to Approve the Compensation of our Named Executive Officers.

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our shareholders with the opportunity to vote, on a nonbinding, advisory basis, for their preference on the frequency of future advisory votes to approve the compensation of our named executive officers as reflected in Proposal 2 above. Shareholders may indicate whether they prefer that we conduct future advisory votes to approve the compensation of our named executive officers every one, two or three years. Shareholders also may abstain from casting a vote on this proposal.

The board of directors has determined that holding an advisory vote to approve the compensation of our named executive officers every three years is the most appropriate policy at this time, and recommends that future advisory votes to approve the compensation of our named executive officers occur every third year. We believe that holding this advisory vote every three years will provide us with appropriate feedback on compensation decisions for our named executive officers while also providing an appropriate time period to respond to the prior say-on-pay vote.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Although this advisory vote on the frequency of future advisory votes to approve the compensation of our named executive officers is nonbinding, the board of directors and the compensation committee will carefully review the voting results when determining the frequency of future advisory votes to approve the compensation of our named executive officers.

The Board of Directors Recommends a Vote to Conduct Future Advisory Votes to Approve the Compensation of our Named Executive Officers Every Three Years.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information as of December 31, 2014 with respect to Zillow’s equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Shareholders(1)(2)	5,925,366	(3)	$54.37	(4)	672,606	(5)
Equity Compensation Plans Not Approved by Shareholders	—		—		—
Total	5,925,366	(3)	$54.37	(4)	672,606	(5)

(1)	Includes the Zillow, Inc. Amended and Restated 2005 Equity Incentive Plan (the “2005 Plan”) and the 2011 Plan. The 2005 Plan was terminated in July 2011, and no new awards may be granted thereunder.
(2)	The 2011 Plan contains an “evergreen” provision, pursuant to which the number of shares of Class A common stock available for issuance under the 2011 Plan can be increased on the first day of each of our fiscal years beginning in 2013, equal to the least of (a) 3.5% of our outstanding Class A common stock and Class B common stock on a fully diluted basis as of the end of our immediately preceding fiscal year, (b) 3,500,000 shares, and (c) a lesser amount determined by our board of directors; provided, however, that any shares from any increases in previous years that are not actually issued will continue to be available for issuance under the 2011 Plan.
(3)	Includes 125,602 restricted stock units granted pursuant to our 2011 Plan.
(4)	Excludes shares issuable upon vesting of restricted stock units, which have no exercise price.
(5)	Does not include (i) 1,635,202 shares that became available for issuance under the 2011 Plan on January 1, 2015 pursuant to the “evergreen” provision, (ii) shares subject to stock options granted in substitution of options previously granted by companies we acquired in 2012 and 2013, which stock options do not reduce the number of shares available for future issuance under the 2011 Plan, (iii) shares subject to equity awards assumed by us in the Trulia transaction under Trulia equity plans in February 2015, and (iv) shares that will become available for issuance under the 2011 Plan, as proposed to be amended pursuant to Proposal 4 in this Proxy Statement.

PROPOSAL 4: APPROVAL OF THE ZILLOW GROUP, INC. AMENDED AND RESTATED 2011 INCENTIVE PLAN

Background

The Zillow board of directors and shareholders originally approved the Zillow, Inc. 2011 Incentive Plan in June 2011. The plan became effective in July 2011 in connection with Zillow’s initial public offering. At each of Zillow’s annual meetings of shareholders in 2012 and 2013, shareholders approved increases to the number of shares authorized for issuance under the plan.

In connection with the completion of the Trulia transaction on February 17, 2015 (the “Effective Date”), Zillow Group assumed the current Zillow, Inc. Amended and Restated 2011 Incentive Plan, as amended (the “Existing Plan”). All equity awards that were outstanding under the Existing Plan as of the Effective Date were assumed by Zillow Group and converted into awards under the Existing Plan for an equal number of shares of Class A common stock of Zillow Group on otherwise the same terms and conditions (including the vesting schedule and the exercise price) that applied to such awards immediately prior to the Effective Date.

Our board of directors, upon the recommendation of our compensation committee, is now seeking shareholder approval of the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan (the “Amended 2011 Plan”), which amends and restates the Existing Plan. If our shareholders do not approve the Amended 2011 Plan, the Existing Plan will remain available for new grants to the extent shares are available for issuance under that plan. In addition, certain grants to our executive officers that were granted subject to shareholder approval of a share increase under the Amended 2011 Plan, described below, will be automatically cancelled.

A summary of the material amendments to the Existing Plan, as approved by our board of directors in April 2015, are as follows:

•	Increase in the number of shares authorized for issuance by 1,500,000 shares, from 3,800,000 shares to 5,300,000 shares.

•

Flexibility to grant Class C capital stock, in addition to, or in lieu of, Class A common stock, in the event we list Class C capital stock on a national securities exchange (references in this proposal to “common stock” under the Amended 2011 Plan generally refer to both Class A common stock and Class C capital stock).

•	References to “Zillow, Inc.” changed to “Zillow Group, Inc.,” as applicable, to reflect the Trulia transaction.

Under applicable rules of The Nasdaq Stock Market, we are required to obtain shareholder approval of the foregoing share increase. Shareholder approval of the Amended 2011 Plan also is intended to constitute re-approval of the plan for purposes of Code Section 162(m), described below.

Requested Share Increase.

The board of directors, the compensation committee and our management all believe that the effective use of share-based long-term incentive compensation is vital to our continued ability to attract, retain and motivate the individuals required to successfully execute our business plans and achieve strong performance in the future by providing a direct link between compensation and long-term shareholder value creation. To facilitate these goals, we are asking for shareholder approval of an increase in the number of shares of common stock authorized for issuance by 1,500,000 shares. We believe the foregoing share increase will allow us to continue using the Amended 2011 Plan for broad-based equity awards. If shareholders approve the Amended 2011 Plan, we intend to make all future new equity grants under the Amended 2011 Plan only.

We make equity grants to all of our employees, generally initially upon hire and then annually based on performance during the prior year. In the last few years, we have experienced rapid growth in our employee headcount, growing in 2014 from 817 full-time employees to 1,215 full-time employees, representing an increase of approximately 49%. In addition, as a result of the Trulia transaction in 2015, we now have an additional 799 employees of Trulia, and our total full-time employee headcount is approximately 2,046 full-time employees as of April 6, 2015. By increasing the number of shares authorized for issuance under the Amended 2011 Plan, we believe we will have the flexibility to continue providing equity incentives to our employees in amounts determined to be appropriate by our compensation committee so that we may continue to attract, retain and motivate individuals integral to achieving our business objectives and continued growth.

Like the Existing Plan, the Amended 2011 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance automatically increases on the first day of January of each year during the term of the plan. Under the Existing Plan, a total of 4,586,093 shares previously became available for issuance pursuant to this evergreen provision, pursuant to which each January 1, beginning on January 1, 2013, a number of shares equal to the least of (i) 3.5% of Zillow’s outstanding common stock on a fully diluted basis (determined as of December 31st of the immediately preceding year), (ii) 3,500,000 shares, and (iii) a lesser amount determined by Zillow’s board became available for issuance under the Existing Plan.

Like the Existing Plan, shares that are subject to outstanding awards under our predecessor plan, the 2005 Equity Incentive Plan (the “2005 Plan”), on the date of shareholder approval of the Amended 2011 Plan will become available for issuance under the Amended 2011 Plan if the shares subject to such awards cease to be subject to such awards, such as by expiration, termination or forfeiture of the awards. As of April 6, 2015, a maximum of 715,879 shares subject to outstanding awards may become available for issuance under the Amended 2011 Plan as a result of this provision. However, to the extent that shares are issued upon exercise or settlement of such outstanding awards, those shares will not become available for issuance under the Amended 2011 Plan.

Share Availability.

As of April 6, 2015, excluding the requested share increase, and excluding options granted to certain of our executive officers that are subject to shareholder approval of this Proposal 4, described below, approximately 317,866 shares of Class A common stock remain available for future grants of awards under the Existing Plan, calculated as follows:

Shares authorized for issuance under the Existing Plan as of April 6, 2015 (including 4,586,093 shares that became available for issuance pursuant to the Existing Plan’s annual evergreen provision through January 1, 2015 and 46,283 shares that became available from the 2005 Plan on July 19, 2011 (the effective date of the Existing Plan)), plus	8,432,376
Shares that became available under the Existing Plan pursuant to cancellation or forfeiture of awards under the 2005 Plan between July 19, 2011 and April 6, 2015, minus	119,538
Shares subject to awards granted under the Existing Plan between July 19, 2011 and April 6, 2015, net of cancellations and forfeitures*	8,234,048
Shares remaining available for future grant under the Existing Plan, as of April 6, 2015	317,866

*	The numbers above exclude stock options for an aggregate of 93,759 shares granted under the Existing Plan in substitution of awards previously granted by companies we acquired in 2012 and 2013. Pursuant to the terms of the Existing Plan, the shares subject to such stock options do not reduce the number of shares available for future issuance under the Existing Plan.

If shareholders approve the Amended 2011 Plan, 1,167,866 shares of common stock will thereafter be available for new grants under the Amended 2011 Plan.

If shareholders approve the Amended 2011 Plan, the total number of shares of common stock available for new grants under the Amended 2011 Plan, plus the number of shares subject to outstanding awards as of April 6, 2015, would be approximately 13,760,858 shares of common stock. The number of shares subject to outstanding awards includes shares subject to awards under the Existing Plan (including the stock options granted to certain of our executive officers subject to shareholder approval of this Proposal 4, described below) plus awards outstanding under the 2005 Plan and awards substituted or assumed by us in connection with prior acquisitions, including the Trulia transaction.

As of April 6, 2015, approximately 52,256,841 shares of our Class A common stock were outstanding. On April 6, 2015, the closing price of a share of our Class A common stock on The Nasdaq Global Select Market was $97.17.

Flexibility to Offer Class C Capital Stock under the Amended 2011 Plan. In connection with shareholder approval of the Trulia transaction, the shareholders of Zillow and Trulia approved the authorization of nonvoting Class C capital stock in our amended and restated articles of incorporation. Under the Amended 2011 Plan, awards may be issued for Class A common stock and/or Class C capital stock, as determined by the plan administrator in its sole discretion, except that we intend to issue Class C capital stock only if the Class C capital stock becomes listed on a national securities exchange. Our board of directors is currently evaluating potential uses for Class C capital stock, but presently has no specific plans, arrangements, or understandings as to whether, how or when to implement its issuance.

Grants Made Subject to Shareholder Approval. Due to the limited number of shares remaining available for issuance under the Existing Plan, certain of our executive officers received stock options in January 2015 for an aggregate of 650,000 shares that are subject to shareholder approval of this Proposal 4. Our chief executive officer received a stock option grant for 300,000 shares and seven other executive officers (including three named executive officers) each received a stock option grant for 50,000 shares, subject to shareholder approval of this Proposal 4. Additional information about these grants is set forth below in this Proposal 4 under the “New Plan Benefits Table.”

No portion of the foregoing option grants is exercisable until shareholder approval of this Proposal 4 has been obtained. If shareholder approval of this Proposal 4 is not obtained, the options automatically will be cancelled.

Summary of the Amended 2011 Plan

The principal features of the Amended 2011 Plan are summarized below. This summary does not contain all information about the Amended 2011 Plan and does not purport to be a complete description. A copy of the complete text of the Amended 2011 Plan is attached to this proxy statement as Appendix A. The following description is qualified in its entirety by reference to the full text of the Amended 2011 Plan, which is incorporated herein by reference.

Purpose. The purpose of the Amended 2011 Plan is to attract, retain and motivate our employees, officers, directors, consultants, agents, advisors and independent contractors by providing them with the opportunity to acquire an equity interest in us and to align their interests and efforts to the long-term interests of our shareholders.

Administration. Our board of directors or the compensation committee of our board is authorized to administer the Amended 2011 Plan. Our board of directors may delegate concurrent administration of the Amended 2011 Plan to different committees consisting of two or more members of our board or to one or more senior executive officers in accordance with the Amended 2011 Plan’s terms. The plan administrator is authorized to select the individuals to be granted awards, the types of awards to be granted, the number of shares subject to awards, whether awards will be granted for Class A common stock, Class C capital stock, or a combination thereof, and the other terms, conditions and provisions of such awards. References to the “committee” below are, as applicable, to our board of directors or the compensation committee, or any other committee or officers who may be authorized to administer the Amended 2011 Plan.

Eligibility. Awards may be granted under the Amended 2011 Plan to our employees, officers, directors, consultants, agents, advisors and independent contractors and those of our subsidiaries and other related companies. As of April 6, 2015, approximately 2,046 employees, including ten executive officers, and seven non-employee directors were eligible to participate in the Amended 2011 Plan.

Share Reserve. The Amended 2011 Plan authorizes the issuance of up to 5,300,000 shares of our common stock, which includes the additional 1,500,000 shares being requested. In addition, the following shares of common stock are available for issuance under the Amended 2011 Plan:

•	4,586,093 shares that previously became available for issuance pursuant to the authorized annual share increases under the Existing Plan on each of January 1, 2013, 2014 and 2015;

•	46,283 shares previously available for issuance under the 2005 Plan that became available for issuance under the Existing Plan on July 19, 2011; and

•

up to 715,879 shares subject to outstanding awards under the 2005 Plan as of July 19, 2011 that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards in vested or nonforfeitable shares); however, to the extent that shares are issued upon exercise or settlement of such outstanding awards, those shares will not become available for grant under the Amended 2011 Plan.

The number of shares authorized under the Amended 2011 Plan also is increased each January 1st during the term of the Amended 2011 Plan, beginning on January 1, 2016, by an amount equal to the least of (a) 3.5% of our outstanding common stock on a fully diluted basis as of the end of the immediately preceding calendar year (which, for purposes of this calculation, includes Class A and Class B common stock and any Class C capital stock), (b) 3,500,000 shares, and (c) a number of shares determined by our board of directors.

The following shares will be available again for issuance with respect to awards granted under the Amended 2011 Plan:

•	shares subject to awards that lapse, expire, terminate or are canceled prior to the issuance of the underlying shares;

•	shares subject to awards that are subsequently forfeited to or otherwise reacquired by us;

•	shares withheld by or tendered to us as payment for the purchase price of an award or to satisfy tax withholding obligations related to an award; and

•	shares subject to an award that is settled in cash or in another manner where some or all of the shares covered by the award are not issued.

Awards granted in assumption of or in substitution for previously granted awards by an acquired company will not reduce the number of shares authorized for issuance under the Amended 2011 Plan.

A maximum of 5,300,000 shares may be issued upon the exercise of incentive stock options under the Amended 2011 Plan.

Awards under the Amended 2011 Plan may be granted for shares of Class A common stock or, if Class C capital stock is listed on a national securities exchange, for shares of Class C capital stock or a combination of Class A common stock and Class C capital stock, in the committee’s discretion. Our board of directors is currently evaluating potential uses for Class C capital stock, but presently has no specific plans, arrangements, or understandings as to whether, how or when to implement its issuance. References to “common stock” in this Proposal 4 generally refer to the applicable class, or classes, of securities for which an award may be granted to a participant under the Amended 2011 Plan.

Adjustments. If any change in our common stock occurs by reason of a stock dividend, stock split, spin-off, recapitalization, merger, consolidation, statutory share exchange, combination or exchange of shares, distribution to shareholders other than a normal cash dividend or other change in our corporate or capital structure, the committee will make proportional adjustments to the maximum number and kind of securities (a) available for issuance under the Amended 2011 Plan, (b) issuable as incentive stock options, (c) issuable pursuant to “performance-based” awards and (d) subject to any outstanding award, including the per share price of such securities.

Types of Awards. The Amended 2011 Plan permits the grant of any or all of the following types of awards:

•

Stock Options. The committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The exercise price of stock options granted under the Amended 2011 Plan must be at least equal to 100% of the fair market value of our common stock on the date of grant, except in the case of options granted in connection with assuming or substituting options in acquisition transactions. Unless the committee otherwise determines, fair market value means, as of a given date, the closing price of our common stock. Options have a maximum term of 10 years from the date of grant, subject to earlier termination following a participant’s termination of employment or service relationship with us.

•

Stock Appreciation Rights (“SARs”). The committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the Amended 2011 Plan or on a stand-alone basis. Upon exercise, SARs are the right to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a stand-alone SAR cannot be more than 10 years, and the term of a tandem SAR cannot exceed the term of the related option.

•

Stock Awards, Restricted Stock and Stock Units. The committee may grant awards of shares of common stock, or awards denominated in units of common stock, under the Amended 2011 Plan. These awards may be made subject to repurchase or forfeiture restrictions at the committee’s discretion. The restrictions may be based on continuous service with us or the achievement of specified performance criteria, as determined by the committee.

•

Performance Awards. The committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock, and performance units are units valued by reference to a designated amount of property other than shares of common stock. Both types of awards may be payable in stock, cash or other property, or a combination thereof, upon the attainment of performance criteria and other terms and conditions as established by the committee.

•

Other Stock or Cash-Based Awards. The committee may grant other incentives payable in cash or in shares of common stock, subject to the terms of the Amended 2011 Plan and any other terms and conditions determined by the committee.

Repricing. The Amended 2011 Plan permits the committee, without shareholder approval, to (a) reduce the exercise or grant price of an option or SAR after it is granted, (b) cancel an option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another option or SAR, restricted stock or other equity award, or (c) take any other action that is treated as a repricing under generally accepted accounting principles.

Performance-Based Compensation under Code Section 162(m).

•

Performance Goals and Criteria. Under Code Section 162(m), we generally are prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.

If the compensation committee intends to qualify an award under the Amended 2011 Plan as “performance-based” compensation under Code Section 162(m), the performance goals selected by the compensation committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for our company as a whole or any affiliate or business unit (including relative to the performance of other companies), as reported or calculated by us: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; share price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics.

The compensation committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary, unusual and/or nonrecurring items of gain or loss, that in all of the foregoing we identify in our audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of our periodic reports; acquisitions or divestitures; foreign exchange gains and losses; gains and losses on asset sales; and impairments.

•

Adjustments and Certification. The compensation committee may adjust the amount payable pursuant to an award under the Amended 2011 Plan that is intended to qualify as “performance-based” compensation under Code Section 162(m) downward but not upward. The compensation committee may not waive the achievement of performance goals related to an award except in the case of a participant’s death or disability. Code Section 162(m) requires that the compensation committee certify that performance goals were achieved before the payment of the “performance-based” compensation.

•

Limitations. Subject to certain adjustments for changes in our corporate or capital structure described above, participants who are granted awards intended to qualify as “performance-based” compensation under Code Section 162(m) may not be granted awards, other than performance units, for more than 750,000 shares of common stock in any calendar year period, except that we may make additional one-time grants of such awards for up to 750,000 shares to newly hired or newly promoted individuals. The maximum dollar value payable to any participant with respect to performance units or any other awards payable in cash that are intended to qualify as “performance-based” compensation cannot exceed $2,000,000 with respect to any calendar year.

Limited Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless the committee otherwise approves a transfer.

Change of Control or Liquidation. Under the Amended 2011 Plan, unless otherwise provided in the instrument evidencing an award or in a written employment, services or other agreement between a participant and us, the following will apply in the event of a change of control (as defined in the Amended 2011 Plan and summarized in the section entitled “2014 Compensation Tables – Potential Payments Upon Termination or Change of Control” for the Existing Plan):

•

Upon certain changes of control, such as specified reorganizations, mergers or consolidations, outstanding awards that vest based on continued employment or service will become fully and immediately vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse, only if and to the extent the awards are not converted, assumed, substituted for or replaced by a successor company. Except for such specified types of changes of control in which awards are converted, assumed, substituted for or replaced by a successor company, all outstanding awards, other than performance shares, performance units and other performance-based awards, will become fully and immediately vested and exercisable or payable, and all applicable restrictions or forfeiture provisions will lapse immediately prior to the change of control and the awards (other than stock awards) will terminate at the effective time of the change of control.

•

Upon a change of control, all performance shares, performance units and other performance-based awards will be prorated based on targeted performance being attained as of the effective date of the change of control and will be paid in accordance with the payout schedule for the award.

•	In the event of certain reorganizations, mergers or consolidations, the committee, in its discretion, may provide that a participant’s outstanding awards will be cashed out.

If we dissolve or liquidate, unless the committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Amendment and Termination. Our board of directors or the compensation committee is permitted to amend the Amended 2011 Plan or any outstanding award thereunder, except that only our board is permitted to amend the Amended 2011 Plan if shareholder approval of the amendment is required by applicable law, regulation or stock exchange rule. Amendment of an outstanding award generally may not materially adversely affect a participant’s rights under the award without the participant’s consent, subject to certain limited exceptions set forth in the Amended 2011 Plan.

Our board of directors or the compensation committee may suspend or terminate all or any portion of the Amended 2011 Plan at any time, but in such event, outstanding awards will remain outstanding in accordance with their existing terms and conditions and the Amended 2011 Plan’s terms and conditions. Unless sooner terminated by our board of directors or compensation committee, the Amended 2011 Plan will terminate on the tenth anniversary of board adoption of the Amended 2011 Plan, which will be in April 2025.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the Amended 2011 Plan generally applicable to us and to participants in the Amended 2011 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Stock Options.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of the common stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of the common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards. Upon receipt of a stock award that is not subject to forfeiture, vesting or other similar restrictions, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.

Restricted Stock Awards, Stock Units, Performance Shares and Performance Units. A participant generally will not have taxable income upon the grant of restricted stock, stock units, performance shares or performance units. Instead, the participant generally will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant if the participant makes a timely and proper Section 83(b) election for the award.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. We intend that awards granted under the Amended 2011 Plan will comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Code Section 162(m). Under Code Section 162(m), we are generally prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” under the Amended 2011 Plan is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Amended 2011 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Amended 2011 Plan until all tax withholding obligations are satisfied.

New Plan Benefits Table

The following table shows the exercise price per share and the number of shares of our Class A common stock subject to options granted to our named executive officers and other executive officers on January 7, 2015, subject to shareholder approval of this Proposal 4.

Name and Position	Exercise Price of Option Awards ($/ Sh)	Number of Shares Subject to Option(1) (#)
Spencer M. Rascoff	$101.72	300,000
Chief Executive Officer

Chad M. Cohen	101.72	50,000
Chief Financial Officer and Treasurer

Kathleen Philips	101.72	50,000
Chief Operating Officer, Chief Legal Officer and Secretary

Errol G. Samuelson	—	—
Chief Industry Development Officer

Greg M. Schwartz	101.72	50,000
Chief Revenue Officer

Executive Group	101.72	650,000
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Each stock option was granted subject to shareholder approval of a share increase under the Amended 2011 Plan and vests over a total of seven years. 1/16th of the total number of shares subject to the option vests on January 1, 2016 and an additional 1/192nd vests each month thereafter over the next three years. An additional 1/16th of the total number of shares subject to the option vests on January 1, 2017, and an additional 1/192nd vests each month thereafter over the next three years. An additional 1/16th of the total number of shares subject to the option vests on January 1, 2018, and an additional 1/192nd vests each month thereafter over the next three years. An additional 1/16th of the total number of shares subject to the option vests on January 1, 2019, and an additional 1/192nd vests each month thereafter over the next three years. Vesting is subject to continued service. The option has a ten year term.

Since inception of the Existing Plan in July 2011, the following persons and groups have been granted options to purchase the following number of shares of our Class A common stock as of April 6, 2015 (which amounts include the grants to the executive officers set forth above that are subject to shareholder approval of this Proposal 4): Spencer M. Rascoff, Chief Executive Officer, 1,349,393 shares; Chad M. Cohen, Chief Financial Officer and Treasurer, 155,200 shares (plus an additional 183 shares subject to restricted stock units); Kathleen Philips, Chief Operating Officer, Chief Legal Officer and Secretary, 198,783 shares (plus an additional 2,748 shares subject to restricted stock units); Errol Samuelson, Chief Industry Development Officer, 0 shares (plus an additional 59,320 shares subject to restricted stock units); Greg M. Schwartz, Chief Revenue Officer, 212,533 shares; all current executive officers as a group, 2,571,422 shares (plus an additional 62,251 shares subject to restricted stock units); all current directors who are not executive officers as a group, 114,430 shares; each nominee for election as a director, 0 shares; each associate of any such directors, executive officers or nominees, 0 shares; each other person who received or is to receive 5% of such options, 0 shares; and all employees, including all current officers who are not executive officers, as a group, 6,499,974 shares (plus an additional 438,165 shares subject to restricted stock units).

All future awards to employees, officers and consultants under the Amended 2011 Plan are made at the discretion of the committee. Therefore, the future benefits and amounts that will be received or allocated to such individuals under the Amended 2011 Plan are not determinable at this time. However, please refer to the description of stock option grants made to our named executive officers in the last fiscal year described in the “2014 Grants of Plan-Based Awards Table.” Grants made to our non-employee directors are made under the Company’s director compensation program, which is described above under “Director Compensation.”

The Board of Directors Recommends a Vote “FOR”

Approval of the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan.

PROPOSAL 5: RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm is not required by our Amended and Restated Bylaws (“Bylaws”) or otherwise. However, our board of directors is submitting the appointment of Ernst & Young LLP to our shareholders for ratification as a matter of corporate practice. If our shareholders fail to ratify the appointment, the audit committee may reconsider whether to retain Ernst & Young LLP. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Board of Directors Recommends a Vote “FOR” the Ratification of the

Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

AUDIT COMMITTEE REPORT

In connection with the Trulia transaction, the individuals who served on the audit committee of Zillow immediately prior to the completion of the Trulia transaction were designated and appointed to the audit committee of the Zillow Group board, including Mr. Maffei as Chairman. The audit committee assists our board of directors in oversight of (a) our accounting and financial reporting processes and the audits of our financial statements, (b) the independent auditor’s qualifications, independence and performance, (c) our internal audit function, if any, and the performance of our internal accounting and financial controls, and (d) our compliance with legal and regulatory requirements. Ernst & Young LLP, acting as an independent registered public accounting firm, is responsible for auditing the financial statements prepared by our management.

In connection with our review of Zillow’s audited financial statements for the fiscal year ended December 31, 2014, we relied on reports received from Ernst & Young LLP as well as the advice and information we received during discussions with Zillow’s management. In this context, we hereby report as follows:

(i)	The audit committee has reviewed and discussed the audited financial statements for fiscal year 2014 with Zillow’s management.

(ii)	The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standard No. 16, Communications with Audit Committees.

(iii)	The audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

(iv)	Based on the review and discussion referred to in paragraphs (i) through (iii) above, the audit committee recommended to Zillow’s board of directors that the audited financial statements be included in Zillow’s Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Members of the audit committee:

Gregory B. Maffei (Chairman)

Erik Blachford

J. William Gurley

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES REPORT

Fees Paid to Independent Registered Public Accounting Firm

The following table provides information regarding the fees billed by Ernst & Young LLP for the fiscal years ended December 31, 2014 and 2013, inclusive of out-of-pocket expenses. All fees described below were approved by the Zillow audit committee.

	2014	2013
Audit Fees	$958,309	$960,124
Audit-Related Fees	$105,127	$185,000
Tax Fees	$—	$—
All Other Fees	$1,995	$1,995

Audit Fees

Audit fees of Ernst & Young LLP during the 2014 and 2013 fiscal years include the aggregate fees incurred for the audits of Zillow’s annual financial statements and the review of each of the quarterly financial statements included in Zillow’s Quarterly Reports on Form 10-Q. In addition, audit fees in 2014 include services rendered in connection with Zillow’s registration statement on Form S-4 related to the February 2015 Trulia transaction, and in 2013 include services rendered in connection with Zillow’s registration statements on Form S-3 related to our follow-on offering completed in August 2013 and Zillow’s registration statement on Form S-8 related to the 2011 Plan.

Audit-Related Fees

Audit-related fees of Ernst & Young LLP during 2014 primarily include fees for certain agreed upon procedures related to SOC 3 certification for Zillow Rent Connect and due diligence related to the February 2015 Trulia transaction. Audit-related fees of Ernst & Young LLP during 2013 primarily include fees related to the financial statement audit of StreetEasy, Inc., formerly known as NMD Interactive, Inc., d/b/a StreetEasy, which Zillow acquired in August 2013.

Tax Fees

For the fiscal years ended December 31, 2014 and 2013, there were no fees billed by Ernst & Young LLP for professional services rendered under “Tax Fees” in the chart above.

All Other Fees

Other fees include access to online accounting and tax research software applications and data.

Audit Committee Review and Pre-Approval of Independent Registered Public Accounting Firm’s Services

Our audit committee’s policy is to pre-approve all audit and non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm. This policy is set forth in the charter of the audit committee, which is available at http://investors.zillowgroup.com/corporate-governance.cfm. The audit committee considered whether the non-audit services rendered by Ernst & Young LLP were compatible with maintaining Ernst & Young LLP’s independence as the independent registered public accounting firm of our financial statements and concluded that they were.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of April 27, 2015:

Name	Age	Position
Spencer M. Rascoff	39	Chief Executive Officer and Director
Richard N. Barton	47	Executive Chairman and Director
Lloyd D. Frink	50	Vice Chairman, President and Director
David A. Beitel	45	Chief Technology Officer
Amy C. Bohutinsky	40	Chief Marketing Officer
Chad M. Cohen	40	Chief Financial Officer and Treasurer
Paul Levine	44	President of Trulia, Inc.
Kathleen Philips	48	Chief Operating Officer, Chief Legal Officer and Secretary
Errol G. Samuelson	49	Chief Industry Development Officer
Greg M. Schwartz	43	Chief Revenue Officer

Executive Officers

For biographical information for Messrs. Barton, Frink and Rascoff, please refer to the section entitled “Proposal 1: Election of Directors”.

David A. Beitel served as Zillow’s Chief Technology Officer from February 2005 to February 2015, when he became Zillow Group’s Chief Technology Officer. From 1999 to 2005, Mr. Beitel was at Expedia, Inc., where he held many leadership positions, including Chief Technology Officer from 2003 to 2005 and Vice President of Product Development from 1999 to 2003. From 1992 to 1999, Mr. Beitel held many leadership positions at Microsoft Corporation, including Development Lead in the handheld computing group and as a member of the original Expedia team. Mr. Beitel holds a B.S. and an M.E. in Computer Science, both from Cornell University.

Amy C. Bohutinsky served as Zillow’s Chief Marketing Officer from March 2011 to February 2015, when she became Zillow Group’s Chief Marketing Officer. Since joining the company in 2005, Ms. Bohutinsky has held many leadership positions, including Vice President of Marketing and Communications from September 2010 to March 2011, Vice President of Communications between August 2008 and September 2010, and Director of Communications between August 2005 and August 2008. From 2001 to 2005, Ms. Bohutinsky held many leadership positions at Hotwire, Inc., including Director of Corporate Communications. Ms. Bohutinsky previously worked for Blanc & Otus, a technology public relations firm, from 2000 to 2001 and was formerly a broadcast journalist with various local network affiliates. Ms. Bohutinsky serves on the board of directors of Avvo, Inc., a privately held online legal marketplace, and Hotel Tonight, Inc., a privately held mobile-based hotel booking service. Ms. Bohutinsky holds a B.A. in Journalism and Mass Communications from Washington & Lee University.

Chad M. Cohen has served as Zillow’s Chief Financial Officer and Treasurer since March 2011 and as Zillow Group’s Chief Financial Officer and Treasurer since February 2015. Mr. Cohen served as Zillow’s Controller from June 2006 to March 2011 and as its Vice President of Finance from September 2010 to March 2011. Mr. Cohen served as Assistant Controller and Financial Integrity Manager for Ticketmaster Entertainment, Inc., a vendor of live event tickets, from 2003 to 2006. Mr. Cohen served as Vice President and Assistant Controller for Countrywide Financial Corporation, a mortgage lender, in 2002. Prior to Mr. Cohen’s employment at Countrywide, he served as Supervising Senior Auditor at Ernst & Young LLP, a provider of assurance, tax, transaction and advisory services, where he worked in their Technology, Communications and Entertainment practice between 1998 and 2002. Mr. Cohen worked as a Financial Planning Analyst for Novellus Systems, a provider of advanced process equipment for the semiconductor industry, from 1997 to 1998. Mr. Cohen currently serves as a member of the boards of directors of several privately held companies. Mr. Cohen holds a B.S. in Business Administration from Boston University and is licensed as a Certified Public Accountant in the State of California (inactive).

Paul Levine has served as President of Trulia since February 2015. Mr. Levine served as Trulia’s Chief Operating Officer from February 2011 to February 2015. Prior to joining Trulia, Mr. Levine served as President of Digital at Current Media LLC, a broadcast media company, from February 2009 to February 2011. Prior to Current Media, Mr. Levine was Vice President of Marketing at AdBrite, Inc., an online advertising network, from August 2007 to October 2008. Prior to AdBrite, Mr. Levine served as Vice President and General Manager of Local at Yahoo! Inc., from April 2003 to July 2007. Mr. Levine has also held management positions at E*TRADE Financial Services Corporation. Mr. Levine earned his B.A. from Amherst College and an M.B.A. from Stanford University.

Kathleen Philips has served as Zillow’s Chief Operating Officer since August 2013. Ms. Philips served as Zillow’s General Counsel from July 2010 to September 2014 and as Zillow’s Chief Legal Officer from September 2014 to February 2015. Ms. Philips has served as Zillow Group’s Chief Operating Officer, Chief Legal Officer and Secretary since February 2015. Ms. Philips served as General Counsel at FanSnap, Inc., a search engine for live event tickets, from June 2008 to June 2010, as General Counsel at Pure Digital Technologies, Inc., the producer of Flip Video camcorders, from September 2007 to June 2008, and as General Counsel at StubHub, Inc., an online live event ticket marketplace, from May 2005 to April 2006. Ms. Philips served as General Counsel at Hotwire, Inc. from 2001 to 2004 and as its Corporate Counsel from 2000 to 2001. Ms. Philips was an attorney in private practice at Cooley Godward LLP from 1998 to 2000 and at Stoel Rives LLP from 1997 to 1998. Ms. Philips holds a B.A. in Political Science from the University of California, Berkeley, and a J.D. from the University of Chicago.

Errol G. Samuelson served as Zillow’s Chief Industry Development Officer from March 2014 to February 2015, at which time he became Zillow Group’s Chief Industry Development Officer. Prior to joining Zillow, Mr. Samuelson held various positions with Move, Inc., an online real estate company, and its owned and operated companies, including Chief Strategy Officer of Move, Inc. from April 2013 to March 2014, President of realtor.com®, the real estate listing website of Move, Inc., from February 2007 to March 2014, Chief Revenue Officer of Move, Inc. from May 2009 until April 2013, and President of Top Producer, a software-as-a-service company of Move, Inc., from October 2003 to February 2007. Mr. Samuelson holds a B.A. Sc. in Electronics Engineering from Simon Fraser University.

Greg M. Schwartz served as Zillow’s Chief Revenue Officer from September 2010 to February 2015, at which time he became Chief Revenue Officer of Zillow Group. Prior to his promotion to Chief Revenue Officer of Zillow, Mr. Schwartz served as its Vice President of Sales from March 2007 to September 2010. Prior to joining Zillow, Mr. Schwartz was Vice President of Advertising Sales at CNNMoney.com, a financial media company, from July 2005 to March 2007. From August 2001 to July 2005, Mr. Schwartz served as National Accounts Director for the Automotive and Finance Properties of Yahoo!, Inc., an online search company. Mr. Schwartz held various positions at DoubleClick, Inc., an online advertising company, from 1998 to 2000, including Director of Business Development. Mr. Schwartz holds a B.A. in Political Science from Hamilton College.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS, AND MANAGEMENT

The following table presents information as to the beneficial ownership of our common stock as of April 6, 2015 for:

•	each person who we know beneficially owns more than five percent of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers as set forth in the summary compensation table below; and

•	all of our directors and executive officers as a group.

Unless otherwise noted, the address of each beneficial owner listed in the table is Zillow Group, Inc., 1301 Second Ave, Floor 31, Seattle, Washington 98101.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Class A common stock and Class B common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 52,256,841 shares of Class A common stock outstanding as of April 6, 2015 and 6,217,447 shares of Class B common stock outstanding as of April 6, 2015. In computing the number of shares of Class A common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Class A common stock subject to options and other equity awards held by that person that are currently exercisable or become exercisable or vested within 60 days of April 6, 2015 and the number of shares of Class B common stock held by that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Class A Common Stock		Class B Common Stock		% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
5% Security Holders:
Caledonia (Private) Investments Pty Limited(2)	11,396,038	21.8	—	—	10.0
Consolidated Press International Holdings Limited(3)	3,006,313	5.8	—	—	2.6
Morgan Stanley(4)	3,831,438	7.3	—	—	3.3
T. Rowe Price Associates, Inc.(5)	4,155,163	8.0	—	—	3.6
The Vanguard Group(6)	2,706,740	5.2	—	—	2.4
Tiger Global Management, LLC(7)	3,607,404	6.9	—	—	3.2
UBS Group AG(8)	2,981,562	5.7	—	—	2.6

Officers and Directors:
Spencer M. Rascoff(9)	364,813	*	—	—	*
Richard N. Barton(10)	4,023,229	7.2	3,763,725	60.5	32.9
Lloyd D. Frink(11)	3,124,104	5.7	2,453,722	39.5	21.5
Chad M. Cohen(12)	13,593	*	—	—	*
Kathleen Philips(13)	47,769	*	—	—	*
Errol G. Samuelson	4,028	*	—	—	*
Greg M. Schwartz(14)	118,627	*	—	—	*
Erik Blachford(15)	227,652	*	—	—	*
Peter Flint(16)	837,189	1.6	—	—	*
J. William Gurley(17)	95,686	*	—	—	*
Jay C. Hoag(18)	32,194	*	—	—	*
Gregory B. Maffei(19)	322,063	*	—	—	*
Gordon Stephenson(20)	51,784	*	—	—	*
Gregory Waldorf(21)	6,878	*	—	—	*
All executive officers and directors as a group (17 persons)(22)	9,551,293	16.0	6,217,447	100.0	55.9

*	Represents beneficial ownership or total voting power of less than 1%.
(1)	Percentage total voting power represents voting power with respect to all outstanding shares of Class A common stock and Class B common stock, as a single group. Each holder of Class A common stock is entitled to one vote per share of Class A common stock and each holder of Class B common stock is entitled to 10 votes per share of Class B common stock. Holders of Class A common stock and Class B common stock will vote together as a single group on all matters (including the election of directors) submitted to a vote of shareholders, unless otherwise required by law or our amended and restated articles of incorporation. The Class B common stock is convertible at any time by the holder into shares of Class A common stock on a share-for-share basis.
(2)	Based upon Schedules 13G/A filed with the SEC regarding Trulia and Zillow, respectively, on February 13, 2015 by Caledonia (Private) Investments Pty Limited. The address of Caledonia (Private) Investments Pty Limited is Level 7, Gold Fields House, 1 Alfred Street, Sydney, NSW, 2000, Australia.
(3)	Based upon a Schedule 13G/A filed with the SEC on December 19, 2014 by Consolidated Press International Holdings Limited (“CPIH”). Includes 3,006,313 shares of Class A common stock held directly by CPH Zillow Holdings Unit Trust (“CPH Trust”). Ridgegate Proprietary Limited (“Ridgegate”), as Trustee of CPH Trust, has sole power to vote or direct the vote of the 3,006,313 shares. Ridgegate is an indirect subsidiary of CPIH, and CPIH is controlled by James Packer. As a result, Mr. Packer and CPIH may be deemed to share the power to vote or direct the vote of the 3,006,313 held by CPH Trust. The address of Consolidated Press International Holdings Limited is 10 Petrona House, Fowler Street off East Bay Street, City of Nassau, Island of New Providence, Commonwealth of Bahamas.
(4)	Based upon a Schedule 13G/A regarding Trulia and a Schedule 13G regarding Zillow filed with the SEC on February 5, 2015 and February 12, 2015, respectively, by Morgan Stanley. The Schedules indicate that Morgan Stanley has sole voting power over 3,788,847 shares of Class A common stock, shared voting power over 1,164 shares of Class A common stock and shared dispositive power over 3,831,438 shares of Class A common stock, and Morgan Stanley Investment Management Inc. has sole voting power over 3,010,519 shares of Class A common stock and shared dispositive power over 3,051,945 shares of Class A common stock. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036. The address of Morgan Stanley Investment Management Inc. is 522 Fifth Avenue, New York, NY 10036.
(5)	Based upon a Schedule 13G/A filed with the SEC on February 10, 2015 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reports that it has sole voting power over 1,062,927 shares of Class A common stock and sole dispositive power over 4,155,163 shares of Class A common stock. The address of T. Rowe Price Associates, Inc. is 100 East Pratt Street, Baltimore, MD 21202.
(6)	Based upon Schedules 13G filed with the SEC regarding Trulia and Zillow, respectively, on February 10, 2015 by The Vanguard Group. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.
(7)	Based upon a Schedule 13G filed with the SEC on February 27, 2015 by Tiger Global Management LLC. The Schedule reports that Tiger Global Investments, L.P. has shared voting power and shared dispositive power over 2,933,493 shares of Class A common stock and that Tiger Global Performance, LLC, Tiger Global Management, LLC, Charles P. Coleman III, Feroz Dewan and Scott Shleifer each have shared voting power and shared dispositive power over 3,607,404 shares of Class A common stock. The address of Tiger Global Investments, L.P. is c/o Citco Fund Services (Cayman Islands) Limited, P.O. Box 31106, 89 Nexus Way, Camana Bay, Grand Cayman KY1-1205, Cayman Islands. The address of each of the other parties is c/o Tiger Global Management, LLC, 9 West 57th Street, 35th Floor, New York, NY 10019.
(8)	Based upon Schedules 13G filed with the SEC regarding Trulia and Zillow, respectively, on January 21, 2015 by UBS Group AG. The address of UBS Group AG is Bahnhofstrasse 45, PO Box CH-8021, Zurich, Switzerland.
(9)	Includes 364,813 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015.
(10)

Shares of Class A common stock beneficially owned include 11,666 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015, and 3,763,725 shares of Class B common stock, of which 339,880 shares of Class B common stock are held by Barton Ventures II LLC (the “Barton LLC”), and 247,838 shares of Class A common stock, of which 220,004 shares of

Class A common stock are held by the Barton Descendants’ Trust dated December 30, 2004 (the “Barton Trust”) and 20,000 shares of Class A common stock are held by The Barton Foundation. Mr. Barton has sole dispositive and voting power over the shares of Class B common stock held by the Barton LLC and shared dispositive and voting power over the shares of Class A common stock held by The Barton Foundation. Mr. Barton has investment power over the shares of Class A common stock held by the Barton Trust, but cannot receive proceeds from the sale of the shares. Mr. Barton does not have voting power over the shares of Class A common stock held by the Barton Trust and therefore those shares have been excluded from the calculation of percentage of total voting power.
(11)	Shares of Class A common stock beneficially owned include 11,666 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015, and 2,453,722 shares of Class B common stock and 658,134 shares of Class A common stock held by the Frink Descendants’ Trust dated December 30, 2004 (the “Frink Trust”). Mr. Frink has investment power over the shares of Class A common stock held by the Frink Trust but cannot receive proceeds from the sale of the shares. Mr. Frink does not have voting power over the shares of Class A common stock held by the Frink Trust and therefore those shares have been excluded from the calculation of percentage of total voting power.
(12)	Includes 13,410 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015.
(13)	Includes 45,995 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015.
(14)	Includes 118,627 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015.
(15)	Includes 22,886 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015 and 201,624 shares of Class A common stock held by the Blachford – Mohit Family Trust.
(16)	Shares of Class A common stock beneficially owned includes 203,819 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015 and 22,200 shares of Class A common stock issuable under restricted stock units that become vested within 60 days of April 6, 2015.
(17)	Includes 22,886 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015 and 154 shares of Class A common stock held by JG & AG Family Partners, L.P. Mr. Gurley has shared dispositive and voting power over the shares of Class A common stock held by JG & AG Family Partners, L.P.
(18)	Includes 3,145 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015 and 29,049 shares of Class A common stock held by the Hoag Family Trust U/A dtd 8/2/94 (the “Hoag Family Trust”) of which Mr. Hoag is a trustee. Mr. Hoag disclaims beneficial ownership of the shares held by the Hoag Family Trust except to the extent of his pecuniary interest therein.
(19)	Includes 30,282 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015.
(20)	Includes 25,282 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015 and 25,502 shares of Class A common stock held by the Stephenson Family LLC.
(21)	Includes 1,792 shares of Class A common stock held by the GLW 2004 Revocable Trust dated 11/15/2004 for which Mr. Waldorf serves as the trustee.
(22)	Shares of Class A common stock beneficially owned includes 1,071,839 shares of Class A common stock issuable upon exercise of options that are exercisable within 60 days of April 6, 2015 and 42,552 shares of Class A common stock issuable under restricted stock units that become vested within 60 days of April 6, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and beneficial holders of more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities.

To our knowledge, all of Zillow’s applicable directors, officers and beneficial holders of more than 10% of Zillow’s common stock complied with all of the Section 16(a) reporting requirements applicable to them with respect to transactions during fiscal year 2014, except that Richard N. Barton, David A. Beitel, Amy C. Bohutinsky, Chad M. Cohen, Lloyd D. Frink, Kathleen Philips and Greg M. Schwartz each filed late a Form 4 to report a stock option granted in January 2014 and Errol G. Samuelson filed late a Form 4 to report a sale transaction in June 2014.

NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information about the compensation for our named executive officers in 2014, including an analysis of the overall objectives of our compensation program and each element of compensation provided. Because the Trulia transaction was completed on February 17, 2015, the information presented in this Compensation Discussion and Analysis and the compensation tables for 2014 relates to the named executive officers of Zillow during 2014, and the decisions made with respect to executive compensation for 2014 were made by the compensation committee of the Zillow board of directors. On February 17, 2015, the Zillow Group board of directors appointed the then current members of the compensation committee of Zillow to the compensation committee of Zillow Group. References to the “company”, “we,” “us,” or “our” in this section refer to Zillow prior to the completion of the Trulia transaction and to Zillow Group after completion of the Trulia transaction.

For 2014, our named executive officers are:

•	Spencer M. Rascoff, Chief Executive Officer

•	Chad M. Cohen, Chief Financial Officer and Treasurer

•	Kathleen Philips, Chief Operating Officer, Chief Legal Officer and Secretary

•	Errol G. Samuelson, Chief Industry Development Officer

•	Greg M. Schwartz, Chief Revenue Officer

Compensation Philosophy and Objectives

We believe our success largely depends on our ability to attract, retain and motivate talented employees to operate our company in a dynamic and changing market. We compete with many other companies in seeking to attract and retain a skilled management team. To meet this challenge, the objectives of our compensation program are to:

•	attract qualified, experienced executive officers who will enable us to achieve our business objectives;

•	retain and motivate our executive officers to achieve superior performance;

•	reward performance; and

•	align the interests of our executive officers with those of our shareholders by motivating our executive officers to increase shareholder value.

How We Set Executive Compensation

Pursuant to delegation from our board of directors, the compensation committee of our board is generally responsible for setting our overall executive compensation strategy and for making determinations relating to executive compensation. This includes establishing and annually reviewing the compensation of our executive officers and overseeing our equity plan to ensure that our total compensation program is reasonable and competitive.

In setting 2014 executive compensation, our compensation committee generally relied on its collective experience and knowledge, its past practices, our overall performance, input from our Chief Executive Officer, Mr. Rascoff, and other considerations it deemed relevant. Mr. Rascoff recommends base salary adjustments and the size and type of equity awards (other than for himself) to the compensation committee for its consideration and advises the compensation committee regarding our compensation program’s ability to attract, retain and motivate executive talent. Mr. Rascoff’s recommendations reflect compensation levels that he believes are commensurate with an executive officer’s individual qualifications, experience, level of responsibility, knowledge, skills and individual performance, as well as our resources and performance.

Additionally, the compensation committee considered information provided by Equilar, a leading executive data solutions company, in evaluating the 2014 compensation for our executive officers, other than Mr. Samuelson who commenced employment with us in March 2014. Equilar provided total direct compensation analysis reports for such executive officers derived from publicly available information and survey data taken from a number of selected peer companies. The peer companies selected were identified among companies operating in the real estate and/or mobile and Internet industries, taking into account size and status as a recently public company. The data gathered included, among other items, 90th, 75th, 25th and 10th percentile base salary, long-term incentive levels and total direct compensation levels for executive officers of the peer group. The compensation committee used the information provided by Equilar as a reference point only in the determination of our executive officers’ base salary increases and equity award sizes for 2014. In using such data, the compensation committee did not target the foregoing elements of compensation to any specific percentiles identified in the peer company data but rather used the data as a reference point and as one factor among many in determining 2014 base salary adjustments and equity awards.

The 2014 peer group used in connection with determining our executive officers’ 2014 base salary increases and equity award sizes was composed of the following companies:

ACTIVE Network, LLC	Market Leader, Inc.

Ancestry.com LLC	Motricity, Inc.

Bankrate, Inc.	Move Inc.

Blue Nile, Inc.	OpenTable, Inc.

Concur Technologies, Inc.	Orbitz Worldwide, Inc.

Expedia Inc.	Shutterfly, Inc.

Facebook, Inc.	Tableau Software, Inc.

Groupon, Inc.	Trulia, Inc.

HomeAway, Inc.	WebMD Health Corp.

Impinj, Inc.	Yelp, Inc.

LinkedIn Corporation	Zipcar, Inc.

We held a non-binding, advisory vote to approve the compensation of our named executive officers, commonly referred to as the “say-on-pay” vote, at our 2012 Annual Meeting of Shareholders, as required by Section 14A of the Securities Exchange Act of 1934. Our advisory resolution to approve the compensation of our named executive officers received substantial majority support from shareholders with approximately 97% “For” votes. We take this result as support that our executive compensation program and practices are reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive compensation periodically and we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve as will our process for establishing executive compensation. In the future, for example, we may begin to more formally assess our overall executive compensation program against that of comparable companies, including through the broader use of market compensation data. We intend to hold an advisory vote on the compensation of our named executive officers every third year, including this year. We are and will remain committed to being responsive to shareholder feedback, and the results of our say on pay votes will help inform the compensation committee’s discussions about the executive compensation program. Proposal 2 contains information about the say on pay vote being conducted at this year’s Annual Meeting.

Elements of Executive Compensation

For 2014, our executive compensation program was comprised of base salaries, equity compensation in the form of stock options, restricted stock units, and restricted units and limited cash bonuses. Historically, including for 2014, compensation decisions for our executive officers have been highly individualized and based on a variety of factors. In particular, we have emphasized the use of equity to incentivize our executive officers to focus on our growth and create long-term shareholder value. To date, the compensation committee has not adopted any formal or informal policies for allocating compensation between long-term and short-term compensation or between cash and equity compensation.

Base Salaries. Base salaries provide our executive officers with a fixed amount of consistent compensation and, in conjunction with equity awards, are a significant motivating factor in attracting and retaining our executive officers. We have designed base salaries to be competitive while also seeking to manage our cash resources.

When an executive officer is first hired, base salary is generally initially established through individual negotiations between us and the executive officer, taking into account subjective judgments as to the executive officer’s qualifications, experience, job duties and responsibilities, prior salary and internal pay equity comparisons.

The compensation committee annually reviews the base salaries of our executive officers. Adjustments to salaries generally become effective in the first quarter of the year following completion of our annual performance review process. This process includes a comprehensive self-performance review by all employees as well as a manager and peer review. Adjustments to base salaries also may occur at other times in the year in connection with promotions or performance.

In December 2013, adjusted annual base salaries for Mr. Rascoff, Mr. Cohen, Ms. Philips and Mr. Schwartz were approved, effective as of February 1, 2014. The salary adjustments were primarily based on a subjective evaluation of each executive officer’s performance, both historical and anticipated, and the other factors described above. In approving 2014 salary adjustments, the compensation committee also considered the additional demands placed on each of the named executive officers by the company’s growth during 2013 that continued throughout 2014. Mr. Samuelson’s 2014 salary became effective as of his employment start date of March 26, 2014, and was based on individual negotiations between us and Mr. Samuelson and the factors described above.

Significant milestones for the year ended December 31, 2013 included our acquisition of StreetEasy, Inc., formerly known as NMD Interactive, Inc., d/b/a StreetEasy, and its continued integration with the company throughout 2014; our sale and issuance of 3,253,522 shares of our Class A common stock; the launch of several new tools and applications, including a new schools search tool, a new interface enhanced for iOS 7 and redesigned home shopping features for the Zillow Real Estate Apps for iPhone®, iPad® and iPod touch®, the Zillow Digs home remodeling app for iPhone and iPod touch, and the launch of Zillow Tech Connect; and the opening of new offices in San Francisco, California and Lincoln, Nebraska.

In addition, with respect to Mr. Rascoff, the compensation committee considered his long-standing service to us in leadership roles, his responsibilities over the prior year and the desire to incentivize and retain Mr. Rascoff. Each of Mr. Cohen, Ms. Philips, Mr. Samuelson and Mr. Schwartz oversee substantial portions of our business and their salary increases, or in the case of Mr. Samuelson, his initial base salary, were established to reflect levels the compensation committee believed were commensurate with their responsibilities and performance. Mr. Cohen oversees a large number of our employees in his capacity as our Chief Financial Officer. Ms. Philips oversees a substantial number of employees in her position as Chief Operating Officer, Chief Legal Officer and Secretary. Mr. Samuelson oversees a large part of our business in his capacity as our Chief Industry Development Officer, including oversight of our industry relations efforts and business-to-business products. Mr. Schwartz is largely responsible for revenue development.

The table below contains information about the base salaries of our named executive officers effective as of February 1, 2014, unless otherwise noted.

Name	February 2014 Base Salary ($)(1)	Total 2014 Base Salary Increase ($)(1)	% Increase Over 2013 Average Base Salary(1)
Spencer M. Rascoff	$515,000	$29,360	6%
Chad M. Cohen	371,806	41,047	12%
Kathleen Philips	397,971	54,638	16%
Errol G. Samuelson	350,000	—	—
Greg M. Schwartz	384,670	66,565	21%

(1)	In calculating the salary increase and percentage amounts, we used the average base salaries for 2013 (since base salaries were adjusted twice in 2013), which were: Mr. Rascoff, $485,640; Mr. Cohen, $330,759; Ms. Philips, $343,333; and Mr. Schwartz, $318,105. Mr. Samuelson commenced employment with us in March of 2014 with a base salary of $350,000.

Incentive Cash Bonuses. We have not established a formal cash incentive plan for our executive officers or otherwise awarded performance-based cash bonuses, with a limited exception for Mr. Schwartz described below. Instead we have relied primarily on the long-term incentive value of stock-based compensation.

While we do not offer a cash performance-based incentive plan for all our executive officers, since the commencement of Mr. Schwartz’s employment in 2007, we have offered him the opportunity to earn cash-based bonuses based on achievement of revenue. We believe that this type of compensation for a principal sales executive responsible for revenue development is common in the market in which we compete for talent and is reasonable in order to secure and retain Mr. Schwartz’s employment. For 2014, Mr. Schwartz’s cash bonus opportunities were generally consistent with his 2013 program. We believe Mr. Schwartz’s 2014 performance incentives financially incentivize him to monetize certain new products and are aligned with his total current compensation.

For 2014, Mr. Schwartz had the following bonus opportunities:

•

Total Revenue Bonus. Similar to prior years, Mr. Schwartz was offered a bonus opportunity based on generated revenue. For 2014, Mr. Schwartz was eligible to receive a target bonus of $50,000 payable semi-annually, based on revenue generated during the first half and the second half of 2014 in relation to pre-established revenue objectives. Revenue is calculated under U.S. generally accepted accounting principles. For the first half of 2014, the revenue target was $134.775 million and for the second half of 2014, the revenue target was $167.015 million. The bonus payouts increase on a percentage basis to the extent that generated revenue exceeds target. For the first half of 2014, revenue was approximately $144.918 million (107.52% of target) and Mr. Schwartz earned a bonus of $53,762 that was paid in July 2014. For the second half of 2014, revenue was approximately $180.974 million (108% of target), and Mr. Schwartz earned a bonus of $54,179 that was paid in January 2015.

•

Total Annual Other Real Estate Revenue Bonus. Mr. Schwartz was eligible to receive a $60,000 bonus in connection with meeting certain targeted annual other real estate revenue objectives in 2014. Other real estate revenue includes real estate revenue less premier agent revenue. This bonus opportunity is only paid in the event that the revenue target is achieved. The bonus payment increases on a percentage basis to the extent that the generated revenue exceeds target. During 2014, total annual other real estate revenue was generated at 106% of target, and Mr. Schwartz received a bonus of $63,390 paid in January 2015. The target level for this goal was set at a level anticipated to be difficult to achieve and was designed to reward outstanding performance. We have not disclosed the performance target for this goal because we believe this disclosure would reveal confidential objectives and information that is not otherwise publicly disclosed by us and would result in competitive harm to us.

•

Premier Agent Revenue Bonus. Mr. Schwartz was eligible to receive a $40,000 bonus based on achievement of targeted premier agent revenue in 2014. This target was set at a challenging level that would require substantial effort to achieve. Premier agent revenue includes revenue from agent subscriptions. No amount is paid if the revenue target is not achieved. During 2014, premier agent revenue was generated at 102% of target, and Mr. Schwartz received a bonus of $40,772 paid in January 2015. We have not disclosed the performance target for this goal because we believe it would reveal confidential objectives and information that is not otherwise publicly disclosed by us and would result in competitive harm to us.

The aggregate amount payable under the foregoing bonus opportunities to Mr. Schwartz was capped at $2 million.

Equity-Based Compensation. Since our inception, equity-based compensation in the form of stock options to purchase shares of our Class A common stock has been an integral component of our compensation program for all our employees. Our board of directors and our compensation committee believe that stock options have played and continue to play a significant role in our ability to attract, motivate and incentivize the executive talent necessary to accomplish our business objectives. We believe that stock options also provide our employees with a significant long-term interest in our success by rewarding the creation of shareholder value, as stock options only have value if the price of our common stock appreciates after the options are granted. Vesting for stock options is based on continued employment with us, generally over at least four years, thereby also encouraging the retention of our executive officers.

We do not apply a formula to determine the size of individual stock options granted to our named executive officers. Instead, our compensation committee generally determines the size of individual grants using its collective business judgment and experience, taking into account, among other factors, the role and responsibility of the individual executive officer, the competitive market for the executive officer’s position, the size and value of existing equity awards and a subjective evaluation of individual performance and prior contributions to us. Based upon these factors, the compensation committee sets the size of each stock option award at a level it considers appropriate to create a meaningful incentive. No specific weight is given to any one of the foregoing factors, although larger awards are typically granted to executive officers with duties and responsibilities that are more likely to have a larger impact on the creation of long-term shareholder value. With limited exceptions, stock options are the type of equity award we have typically granted to our executive officers since our inception.

As discussed above, the compensation committee considered compensation data from certain peer companies as a reference point and as one factor among many in connection with the stock option grants to our executive officers in 2014. In the future, the compensation committee may continue to consider competitive market data or utilize such data as a tool to determine equity award grant amounts for our executive officers.

Our executive officers generally receive an initial stock option grant in connection with their hiring. Following each annual performance review, we typically grant additional stock options to our employees, including our named executive officers, in the first quarter of the year following completion of our annual performance review. The compensation committee also may grant additional stock options from time to time to retain executive officers and reward them for promotions or performance.

Stock options to our executive officers generally have a seven-year term and generally vest over four years, with 25% vesting after one year from the date of grant and the remainder vesting thereafter over 36 months in equal monthly installments, subject to the executive officer’s continued employment. We grant stock options with an exercise price equal to the current fair market value of our Class A common stock, which is equal to the closing price of our Class A common stock on The Nasdaq Global Select Market on the date of grant.

In January 2014, each of the following named executive officers received stock option grants following our annual performance review process for the following number of shares: Mr. Cohen, 25,000 shares; Ms. Philips,

27,783 shares; and Mr. Schwartz, 37,783 shares. The foregoing grant amounts reflected the compensation committee’s assessment of grant sizes it felt appropriate to recognize the executive officers’ level of responsibilities and contributions during the past year and to retain and incentivize them for the future. The compensation committee felt Mr. Rascoff was appropriately compensated with prior equity awards at the time it awarded the additional stock options to our executive officers in January 2014, including prior grants of stock options to Mr. Rascoff that vest over a total of seven years, subject to his continued employment. As a result, Mr. Rascoff did not receive an additional stock option grant at that time.

In April 2014, Ms. Philips received an additional stock option grant to purchase 30,000 shares of our Class A common stock in connection with her significant contributions and to recognize her level of responsibilities.

In August 2014, Mr. Schwartz received an additional stock option grant to purchase 20,000 shares of our Class A common stock in connection with a review of his overall compensation and to similarly recognize Mr. Schwartz for his level of responsibilities and contributions.

In April 2014, in connection with his commencement of employment with us, Mr. Samuelson received a grant of restricted stock units for 59,320 shares of our Class A common stock pursuant to the terms of his employment agreement. The units vest quarterly over four years beginning on the vesting commencement date of March 26, 2014, subject to Mr. Samuelson’s continued full-time employment or service. Mr. Samuelson is entitled to receive one share of our Class A common stock for each outstanding restricted stock unit that becomes vested. Under the terms of his employment agreement, Mr. Samuelson also is eligible to receive an annual grant of 345,000 restricted units, subject to his continued employment on each grant date. Each restricted unit has an initial value of $1 and represents the future right to receive shares of Class A common stock on the applicable vesting date, subject to Mr. Samuelson’s continued employment on that date. The number of shares issuable is determined by dividing 345,000 by the closing price of our Class A common stock on the trading day immediately preceding the applicable vesting date. The initial restricted units granted to Mr. Samuelson in April 2014 vested on March 26, 2015, and he received 3,343 shares of Class A common stock in settlement thereof. The compensation committee felt that the type and size of the foregoing grants were appropriate to attract Mr. Samuelson to Zillow and to incentivize him during 2014 and that they also represent a level of compensation intended to retain and incentivize Mr. Samuelson in the future given his anticipated level of responsibilities. Due to the foregoing restricted stock unit and restricted unit grants during 2014, Mr. Samuelson did not receive any stock option grants during 2014.

We do not have, nor do we intend to have, a program, plan, or practice to time stock option grants to our existing executive officers or to new executive officers in coordination with the release of material nonpublic information for the purpose of affecting the value of executive compensation.

In the future, the compensation committee may consider the increased use of alternative types of equity awards or a mix of equity awards for our executive officers.

Other Executive Benefits. Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms and conditions as our other salaried employees. These benefits include medical, dental and vision benefits, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance. Our named executive officers also are eligible to participate in our 401(k) plan.

Historically, we have not provided significant perquisites or other personal benefits to our named executive officers, except that certain of our named executive officers receive paid parking, the value of which was less than $10,000 in 2014. We do not view perquisites or other personal benefits as a significant component of our executive compensation program.

The compensation committee does not believe that our incentive compensation programs described above contain incentives for our named executive officers or other employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the company, particularly in light of the compensation committee’s historical emphasis on stock options which it believes reward sustained long-term performance that is aligned with our shareholders’ interests.

Employment Agreements

Mr. Rascoff, Mr. Cohen and Ms. Philips

We entered into employment agreements, effective as of July 25, 2011, with Mr. Rascoff, Mr. Cohen, and Ms. Philips to assist in the retention of their services and to help them maintain their focus and dedication to their responsibilities to maximize shareholder value in the event of a transaction that could result in a change of control of our company. Each employment agreement provides that employment with us is “at will.”

The employment agreements provide the following severance payments and benefits if the executive officer’s employment is terminated by us without cause (as defined in the employment agreement) or if he or she resigns for good reason (as defined in the employment agreement), including such a termination in connection with or within 18 months after a change of control (as defined in the employment agreement):

•	severance pay equal to six months of salary, generally payable in the form of salary continuation following the date of termination;

•	COBRA continuation coverage for up to six months following termination (or until such earlier time as the executive officer becomes covered by the medical plan of another employer);

•

12 months’ accelerated vesting of unvested stock options and any other outstanding equity awards that vest based on continued service, except that, in the event of a qualifying termination in connection with or within 18 months after a change of control, 50% of the unvested portions of such outstanding equity awards will accelerate in vesting;

•	an extension of time to exercise outstanding stock options until the earlier of (a) one year following termination and (b) the expiration of the term of the options; and

•	earned but unpaid salary and accrued vacation pay otherwise payable under our standard policy.

As a condition to receiving any severance payments or benefits under the employment agreements, Mr. Rascoff, Mr. Cohen and Ms. Philips must execute (and not revoke) a general release and waiver of all claims against us in a form satisfactory to us. The executive officers must also continue to comply with the applicable terms of their confidentiality and noncompetition agreements. The employment agreements and employment terminate automatically upon death or total disability of the executive officer.

Mr. Samuelson

We also entered into an employment agreement with Mr. Samuelson, initially entered into as of March 5, 2014 and subsequently amended and restated as of April 2, 2014, in connection with Mr. Samuelson’s commencement of employment with us on March 26, 2014. The employment agreement is to assist in the retention of his services and to help him maintain his focus and dedication to his responsibilities to maximize shareholder value in the event of a transaction that could result in a change of control of our company.

Mr. Samuelson’s employment agreement is substantially similar to those of Mr. Rascoff, Mr. Cohen and Ms. Philips, with certain differences noted below.

Pursuant to the terms of his employment agreement, Mr. Samuelson received the initial grant of restricted stock units described above and is also eligible to receive an annual grant of 345,000 restricted units, the terms of which are also described above under “Elements of Executive Compensation – Equity-Based Compensation.” In connection with commencing employment with us, Mr. Samuelson also received a signing bonus, $200,000 of which was paid on the first payroll date following the start of his employment and $195,000 of which was paid following completion of 90 days of employment.

Mr. Samuelson’s employment agreement provides the following severance payments and benefits to him if his employment is terminated by us without cause (as defined in the employment agreement) or if he resigns for good reason (as defined in the employment agreement), including such a termination in connection with or within 18 months after a change of control (as defined in the employment agreement):

•	severance pay equal to the greater of (i) twelve months of salary or (ii) $350,000, generally payable in the form of salary continuation following the date of termination;

•

benefits continuation coverage for up to twelve months following termination (or until such earlier time as the executive officer becomes covered by the medical plan of another employer), except that such benefits continuation coverage is for up to six months following a qualified termination in connection with or within 18 months after a change of control;

•

24 months’ accelerated vesting of any unvested restricted stock units granted to Mr. Samuelson in April 2014 and any other then outstanding and unvested annual restricted units, except that, in the event of a qualifying termination in connection with or within 18 months after a change of control, 100% of the unvested portions of such outstanding equity awards will accelerate in vesting; and

•	earned but unpaid salary and accrued vacation pay otherwise payable under our standard policy.

As a condition to receiving any severance payments or benefits under the employment agreement, Mr. Samuelson must execute (and not revoke) a general release and waiver of all claims against us in a form satisfactory to us. Mr. Samuelson must also continue to comply with the applicable terms of his confidentiality and non-solicitation agreement. The employment agreement and employment terminate automatically upon Mr. Samuelson’s death or total disability.

We do not provide any tax gross-ups to cover personal income taxes that may apply to any severance or change-of-control benefits under any of the employment agreements we have with our executive officers. If any payments or benefits payable under the employment agreements will be subject to an excise tax under Section 4999 of the Code, we will pay to the executive officer either (a) the full amount of such payments or benefits or (b) the full amount reduced by the minimum amount necessary to prevent any portion from being an excess parachute payment within the meaning of Code Section 280G, whichever results, on an after-tax basis, in the greater amount payable to the executive officer.

Recovery Policy

As of the date of this Proxy Statement, we do not have a formal compensation recovery policy, often referred to as a “clawback” policy, aside from the clawback provisions for the Chief Executive Officer and Chief Financial Officer under the Sarbanes-Oxley Act of 2002, which provides that those executives must reimburse the company for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the preparation of an accounting restatement, as a result of misconduct. The board of directors or the compensation committee will adopt such a formal clawback policy no later than when the final rules relating to such policies are effective pursuant to the Dodd-Frank Act and require such a policy to be in effect.

Stock Ownership Guidelines

At this time, our board of directors has not adopted stock ownership guidelines for the named executive officers, although it may consider doing so in the future. However, all of our executive officers hold either shares and/or stock-based equity awards, which we believe helps align their interests with those of our shareholders. We have established an insider trading compliance policy that prohibits, among other actions, short sales and strongly discourages and requires preapproval of, among other actions, hedging of stock ownership positions.

Tax Treatment of Compensation

Section 162(m) of the Code generally disallows a tax deduction to a public corporation for annual compensation in excess of $1 million paid to its principal executive officer and the three other most highly compensated named executive officers (excluding the principal financial officer). Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.

Stock options granted to our executive officers pursuant to our equity compensation plans are intended to qualify for the performance-based exemption. While our compensation committee believes it is important to maximize the tax deductibility of compensation paid to our executive officers, the compensation committee has not adopted a policy that all compensation must be tax-deductible and qualified under Code Section 162(m). In order to maintain ongoing flexibility of our compensation programs, the compensation committee has the discretion to and may from time to time approve incentive and other compensation that exceeds the $1 million limit.

COMPENSATION COMMITTEE REPORT

In connection with the Trulia transaction completed in February 2015, the individuals who served on the compensation committee of the Zillow board of directors immediately prior to the completion of the Trulia transaction were designated and appointed to the compensation committee of the Zillow Group board of directors, including Mr. Hoag as Chairman. The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the compensation committee:

Jay C. Hoag (Chairman)

Erik Blachford

Gordon Stephenson

2014 COMPENSATION TABLES

2014 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers earned for 2014 and, where applicable, 2013 and 2012. Positions listed below are those currently held by the named executive officers at Zillow Group.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)		Total ($)
Spencer M. Rascoff	2014	512,553		—		—	—	—		512,553
Chief Executive Officer	2013	473,570		—		—	10,113,600	—		10,587,170
	2012	331,333		101	(4)	—	6,754,184	—		7,085,618

Chad M. Cohen	2014	370,472		—		—	917,275	—		1,287,747
Chief Financial Officer and Treasurer	2013	325,291		—		—	663,086	—		988,377
	2012	212,402		101	(4)	—	93,188	—		305,691

Kathleen Philips	2014	396,543		—		—	2,313,283	—		2,709,826
Chief Operating Officer, Chief Legal Officer and Secretary	2013	340,221		—		—	663,086	—		1,003,307
	2012	224,575		101	(4)	—	232,970	—		457,646

Errol G. Samuelson	2014	285,445	(5)	395,000	(6)	5,743,120	—	—		6,423,565
Chief Industry Development Officer	2013	—		—		—	—	—		—
	2012	—		—		—	—	—		—

Greg M. Schwartz	2014	383,290		—		—	2,668,316	212,103	(7)	3,263,709
Chief Revenue Officer	2013	321,208		—		—	663,086	152,919	(7)	1,137,213
	2012	248,246		101	(4)	—	232,970	50,000	(7)	531,317

(1)	2014 base salary adjustments for Mr. Rascoff, Mr. Cohen, Ms. Philips and Mr. Schwartz became effective February 1, 2014. Mr. Samuelson’s employment with us began on March 26, 2014.
(2)	Amounts reflect aggregate grant date fair value of the restricted stock units and restricted units granted to Mr. Samuelson, computed in accordance with FASB ASC Topic 718, based on the market price of our Class A common stock on the grant date. Assumptions used to calculate these amounts are described in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 10, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(3)	Amounts reflect aggregate grant date fair value of the option awards granted, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 10, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(4)	Amount reflects a holiday bonus in the amount of $101 paid to all employees in December 2012.
(5)	Amount includes $20,137 payable to Mr. Samuelson in connection with consulting services provided to us from March 5, 2014 until commencement of employment with us on March 26, 2014.
(6)	Amount reflects a sign-on bonus in the amount of $395,000 paid to Mr. Samuelson in connection with his commencement of employment.
(7)	Reflects amounts earned by Mr. Schwartz for performance as described in the section entitled “Named Executive Officer Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Bonuses,” including amounts that were paid in January of the following year for performance in the year indicated.

2014 Grants of Plan-Based Awards Table

The following table provides information regarding plan-based awards granted to our named executive officers during 2014.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards						All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
		Threshold ($)		Target ($)		Maximum ($)
Spencer M. Rascoff

Chad M. Cohen	1/02/2014									25,000	(2)	82.05	917,275

Kathleen Philips	01/02/2014									27,783	(2)	82.05	1,019,386
	04/09/2014									30,000	(3)	94.80	1,293,897

Errol G. Samuelson	04/04/2014							59,320	(4)				5,398,120
	04/04/2014							345,000	(5)				345,000

Greg M. Schwartz		—	(6)	200,000	(7)	2,000,000	(8)
	01/02/2014									37,783	(2)	82.05	1,386,296
	08/18/2014									20,000	(3)	138.32	1,282,020

(1)	Amounts reflect aggregate grant date fair value of the stock option, restricted stock units and restricted units granted during 2014, computed in accordance with FASB ASC Topic 718. For restricted stock units and restricted units, this value is based on the market price of our Class A common stock on the grant date. Assumptions used to calculate these amounts are described in Management’s Discussion and Analysis of Financial Condition and Results of Operations and in Note 10, “Share-Based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014.
(2)	The stock option award vests over four years, with 25% vesting on February 1, 2015, the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments over the following 36 months, subject to continued service.
(3)	The stock option award vests over four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly in equal installments over the following 36 months, subject to continued service.
(4)	Represents restricted stock units that vest as to 1/16th after each three-month period following March 26, 2014, subject to continued service.
(5)	Represents restricted units (each with an initial value of $1.00) that vest 100% on March 26, 2015, subject to continued service, for that number of shares of Class A common stock determined on the vesting date equal to 345,000, divided by the closing price of our Class A common stock on March 25, 2015.
(6)	Mr. Schwartz is eligible to receive bonuses based on total revenue, total annual other real estate revenue and premier agent revenue generated during 2014. No threshold amounts apply to the bonuses since a target goal must be achieved for a payout under each bonus opportunity. For additional discussion regarding Mr. Schwartz’s bonus arrangement, please refer to the section entitled “Named Executive Officer Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Cash Bonuses.” We did not provide any other non-equity incentive plan awards to our other named executive officers during 2014.
(7)	Includes target payout of $100,000 under the total revenue bonus opportunity, $60,000 under the total annual other real estate revenue bonus opportunity and $40,000 under the premier agent revenue bonus opportunity.
(8)	The total amount payable under the bonus opportunities is capped at $2 million. The actual amount paid to Mr. Schwartz for 2014 performance is set forth in the 2014 Summary Compensation Table above.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table provides certain information regarding outstanding equity awards held by each of our named executive officers at December 31, 2014. Other than the stock-based awards listed below, our named executive officers held no other equity awards at December 31, 2014.

Name	Option Awards						Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
		Exercisable (#)	Unexercisable (#)
Spencer M. Rascoff	1/24/2013	—	500,000	(1)	36.36	1/24/2023
	12/26/2012	88,543	312,500	(2)	28.78	12/26/2019
	2/2/2012	4,116	15,435	(3)	30.46	2/2/2019
	3/1/2011	14,793	33,284	(4)	3.89	3/1/2018
	9/15/2010	116,685	—		3.25	9/15/2017
	3/12/2010	82,730	—		3.59	3/12/2017

Chad M. Cohen	1/2/2014	—	25,000	(5)	82.05	1/2/2021
	1/24/2013	183	23,292	(3)	36.36	1/24/2020
	2/2/2012	—	2,250	(3)	30.46	2/2/2019
	3/1/2011	—	2,682	(3)	3.89	3/1/2018

Kathleen Philips	4/9/2014	—	30,000	(3)	94.80	4/9/2021
	1/2/2014	—	27,783	(5)	82.05	1/2/2021
	1/24/2013	19,708	23,292	(3)	36.36	1/24/2020
	2/2/2012	4,875	5,625	(3)	30.46	2/2/2019
	3/1/2011	2,805	1,202	(3)	3.89	3/1/2018
	7/20/2010	2,219	—		3.25	7/20/2017

Errol G. Samuelson							48,198	(6)	5,103,686
							345,000	(7)	345,000	(7)

Greg M. Schwartz	8/18/2014	—	20,000	(3)	138.32	8/18/2021
	1/2/2014	—	37,783	(5)	82.05	1/2/2021
	1/24/2013	19,708	23,292	(3)	36.36	1/24/2020
	2/2/2012	12,375	5,625	(3)	30.46	2/2/2019
	3/1/2011	44,925	3,329	(3)	3.89	3/1/2018
	9/15/2010	28,071	—		3.25	9/15/2017

(1)

The stock option award vests over seven years, with one-eighth vesting on January 24, 2016, and an additional 1/96th vesting each month thereafter over the next three years. An additional one-eighth vests on January 24, 2017, with an additional 1/96th vesting each month thereafter over the next three years until the option is fully vested. Vesting is subject to continued service.

(2)

The stock option award vests over five years, with one-eighth vesting on December 26, 2013, and an additional 1/96th vesting each month thereafter over the next three years. An additional one-eighth vests on December 26, 2014, with an additional 1/96th vesting each month thereafter over the next three years until the option is fully vested. Vesting is subject to continued service.

(3)	The stock option award vests over four years, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal monthly installments over the following 36 months, subject to continued service.
(4)	The stock option award vests over 54 months, with 25% vesting 18 months after the grant date and the remainder vesting in equal monthly installments over the following 36 months, subject to continued service.

(5)	The stock option award vests over four years, with 25% vesting on February 1, 2015, the first anniversary of the vesting commencement date, and the remainder vesting monthly in equal installments over the following 36 months, subject to continued service.
(6)	Represents restricted stock units that vest as to 1/16th after each three-month period following March 26, 2014, subject to continued service.
(7)	Represents restricted units (each with an initial value of $1.00) that vest 100% on March 26, 2015, subject to continued service, for that number of shares of Class A common stock determined on the vesting date equal to 345,000, divided by the closing price of our Class A common stock on March 25, 2015. The market value of the units that have not vested is based on the maximum value of $345,000 that is payable in shares on the vesting date.

2014 Option Exercises and Stock Vested Table

The following table provides information, on an aggregate basis, about stock options exercised and restricted stock units vested by the named executive officers during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Spencer M. Rascoff	295,000	28,758,767
Chad M. Cohen	42,292	3,831,017
Kathleen Philips	9,060	921,469
Errol G. Samuelson	—	—	11,122	1,350,693
Greg M. Schwartz	54,465	5,118,511

(1)	Based on the difference between the fair market value of Class A common stock at the time of exercise and the applicable exercise price of the option.
(2)	Based on the closing price of Class A common stock on the applicable vesting dates.

Potential Payments upon Termination or Change of Control

Our 2011 Plan and employment agreements entitle the named executive officers to accelerated vesting of equity awards or severance payments in the event of a change of control of Zillow and/or termination of the executive officer’s employment with Zillow under specified circumstances. These plans and agreements are described below as they apply to each named executive officer.

2011 Plan. Our 2011 Plan provides that in the event of a change of control that is a company transaction, outstanding stock options and other equity awards that vest based on continued employment or service will only become fully vested and immediately exercisable to the extent they are not converted, assumed, substituted for or replaced by the surviving or successor company (including a parent company thereof). In the event of a change of control that is not a company transaction, all such equity awards granted under the 2011 Plan will become fully vested and immediately exercisable. The 2011 Plan generally defines “change of control” as the occurrence of any of the following events:

•

an acquisition by a person or entity of beneficial ownership of more than 50% of the combined voting power of our outstanding voting securities (generally excluding any acquisition directly from Zillow, any acquisition by Zillow, any acquisition by an employee benefit plan of Zillow or a related company, any acquisition by holders of our Class B common stock as of July 19, 2011, provided such holder then beneficially owns no less than 25% of our outstanding voting securities, or an acquisition pursuant to certain related party transactions);

•

a change in the composition of the board of directors during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board (excluding directors whose election, or nomination for election, was approved by a majority of the Incumbent Board); or

•

the consummation of a company transaction, which is generally defined as a merger or consolidation, a statutory share exchange or a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of our assets, unless (a) after such transaction the beneficial owners of outstanding voting securities immediately prior to the transaction retain at least 50% of the combined voting power of such securities of the company resulting from the transaction, (b) no entity beneficially owns more than 50% of the combined voting power of the company resulting from such transaction and (c) the individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the company resulting from such transaction.

2005 Plan. Our 2005 Plan provides that if outstanding stock options will not be assumed or substituted in a company transaction that is not a related party transaction, our board of directors or the compensation committee may, in its discretion, fully or partially accelerate the vesting of all outstanding stock options. The 2005 Plan generally defines the term “company transaction” (including certain exclusions for related party transactions) as the occurrence of any of the following events:

•	our merger or consolidation with or into any other company or other entity;

•

a statutory share exchange pursuant to which our outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of acquiring all our outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of our assets.

Our 2005 Plan defines the term “related party transaction” to generally mean:

•

a merger or consolidation, or a statutory share exchange, in which holders of our outstanding voting securities immediately prior to the merger, consolidation or share exchange hold at least a majority of the outstanding voting securities of the successor company thereafter;

•	a sale, lease, exchange or other transfer of all or substantially all our assets to a majority-owned subsidiary; or

•	a transaction undertaken for the principal purpose of restructuring our capital, including, but not limited to, a reincorporation in a different jurisdiction.

Employment Agreements. We have entered into an employment agreement, effective as of July 25, 2011, with each of Messrs. Rascoff and Cohen and Ms. Philips and, with respect to Mr. Samuelson, as of March 5, 2014. The employment agreements provide for severance payments and benefits if the executive officer’s employment is terminated by us without cause or if he or she resigns for good reason, including such a termination in connection with or within 18 months after a change of control. As a condition to receiving any severance payments or benefits under the employment agreements, the executive officers must execute (and not revoke) a general release and waiver of all claims against us in a form satisfactory to us. They must also continue to comply with the applicable terms of their confidentiality and noncompetition agreements.

A description of the severance payments and benefits under the employment agreements is described above in the section entitled “Named Executive Officer Compensation – Compensation Discussion and Analysis – Elements of Executive Compensation – Employment Agreements.”

For purposes of the employment agreements, “change of control” has the meaning set forth above for the 2011 Plan. “Cause” generally means one or more of the following by the executive officers: willful misconduct, insubordination or dishonesty in the performance of duties or a knowing and material violation of Zillow’s or a successor employer’s policies and procedures that results in a material adverse effect on Zillow or a successor employer (which includes a parent thereof);

•	continued failure to satisfactorily perform duties after receipt of written notice from Zillow;

•	willful actions in bad faith or intentional failures to act in good faith that materially impair Zillow’s or a successor employer’s business, goodwill or reputation;

•

conviction of a felony or misdemeanor, conduct that Zillow reasonably believes violates any statute, rule or regulation governing Zillow, or conduct that Zillow reasonably believes constitutes unethical practices, dishonesty or disloyalty and that results in a material adverse effect on Zillow or a successor employer;

•	current use of illegal substances; or

•	any material violation of the employment agreement or Zillow’s Confidential Information, Inventions, Nonsolicitation and Noncompetition Agreement.

The employment agreements generally define “good reason” as one or more of the following conditions without the executive officer’s express, written consent, provided that the executive officer provides timely notice of such condition to Zillow and Zillow has the opportunity to cure such condition prior to the executive officer’s termination of employment:

•	a material reduction in authority, duties or responsibilities;

•

a material reduction in annual salary or bonus opportunity (except for a reduction in connection with a general reduction in annual salary for all executive officers by an average percentage that is not less than the percentage reduction of the executive officer’s annual salary);

•	a material breach of the employment agreement by Zillow or a successor employer; or

•

relocation or travel more than 50 miles from the executive officer’s then current place of employment in order to continue to perform the duties and responsibilities of position (not including customary travel as may be required by the nature of the position).

Potential Payments Upon Termination or Change of Control Table

The following table shows the estimated value of benefits upon termination of employment or a change of control that would have accrued to the named executive officers if (i) their employment was terminated without cause or they terminated employment for good reason, (ii) we completed a change of control or a company transaction, as applicable, in which outstanding equity awards were not assumed or substituted by the surviving or successor company (or a parent company thereof), or (iii) their employment was terminated without cause or by the named executive officers for good reason in connection with or following a change of control in which stock options were assumed or substituted. The amounts in the table assume that the termination of employment, change of control, or company transaction was effective as of December 31, 2014. The amounts are estimates of the incremental amounts that would have accrued as of December 31, 2014 in the foregoing circumstances. The actual amounts can only be determined at the time of an actual termination of employment, change of control, or company transaction.

Name	Benefit	Termination Without Cause or for Good Reason ($)		Full Acceleration of Equity Awards in a Change of Control/No Assumption or Substitution in a Company Transaction ($)	Termination Without Cause or for Good Reason in Connection with a Change of Control or Company Transaction ($)
Spencer M. Rascoff	Cash Severance(1)	257,500		—	257,500
	Stock Option Acceleration(2)	13,965,227	(3)	63,421,205	31,710,602	(4)
	COBRA Benefit(5)	7,629		—	7,629

	Total	14,230,357		63,421,205	31,975,731

Chad M. Cohen	Cash Severance(1)	185,903		—	185,903
	Stock Option Acceleration(2)	1,429,952	(3)	2,658,782	1,329,391	(4)
	COBRA Benefit(5)	7,629		—	7,629

	Total	1,623,484		2,658,782	1,522,923

Kathleen Philips	Cash Severance(1)	198,986		—	198,986
	Stock Option Acceleration(2)	1,651,694	(3)	3,161,441	1,580,720	(4)
	COBRA Benefit(5)	3,115		—	3,115

	Total	1,853,794		3,161,441	1,782,821

Errol G. Samuelson	Cash Severance(6)	350,000		—	350,000
	Restricted Stock Unit Vesting(7)	3,140,697	(8)	5,103,686	5,103,686	(9)
	Restricted Unit Vesting(10)	345,000	(8)	345,000	345,000	(9)
	COBRA Benefit	1,714	(11)		857	(5)

	Total	3,837,411		5,448,686	5,799,543

Greg M. Schwartz	Cash Severance	—		—	—
	Stock Option Acceleration(2)	—		3,284,101	—
	COBRA Benefit	—		—	—

	Total	—		3,284,101	—

(1)	Amount reflects cash severance of six months’ salary based on the executive officer’s 2014 base salary as of December 31, 2014.
(2)	Calculated by multiplying the number of option shares subject to acceleration by $105.89 (the closing price of our common stock as of December 31, 2014, the last trading day of 2014) less the per share option exercise price.
(3)	Amount reflects the value of 12 months’ accelerated vesting of unvested stock options.
(4)	Amount reflects the value of accelerated vesting of 50% of unvested stock options.
(5)	Amount reflects the estimated cost of COBRA continuation coverage for six months.

(6)	Amount reflects cash severance of twelve months’ salary based on the executive officer’s 2014 base salary as of December 31, 2014.
(7)	Calculated by multiplying the number of restricted stock units subject to acceleration by $105.89 (the closing price of our common stock as of December 31, 2014, the last trading day of 2014).
(8)	Amount reflects the value of 24 months’ accelerated vesting of unvested restricted stock units and any outstanding and unvested restricted units, as applicable.
(9)	Amount reflects the value of accelerated vesting of 100% of unvested restricted stock units and any outstanding and unvested restricted units, as applicable.
(10)	Calculated based on the aggregate value of unvested restricted units that are payable in shares having a value of $345,000 on the vesting date.
(11)	Amount reflects the estimated cost of COBRA continuation coverage for twelve months.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We describe below transactions and series of similar transactions to which we were a party during our last fiscal year or which are currently proposed, and in which:

•	the amounts involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers or beneficial owners of more than 5% of any class of our voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Hart-Scott-Rodino Antitrust Improvements Act of 1976 Filing Fees

In February 2015, we paid $250,000 in filing fees directly to the Federal Trade Commission (the “FTC”), on behalf of and in connection with filings made by Mr. Barton, our Executive Chairman, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) due to Mr. Barton’s ownership of Zillow stock.

Also, in February 2015, we paid $125,000 in filing fees directly to the FTC, on behalf of and in connection with a filing made by Mr. Frink, our Vice Chairman and President, under the HSR Act due to Mr. Frink’s ownership of Zillow stock.

Investors’ Rights Agreement and Public Offering

Prior to the Trulia transaction, Zillow was a party to an investors’ rights agreement with a group of shareholders that included our founders, Richard N. Barton and Lloyd D. Frink, who are both executive officers and members of our board of directors and beneficial owners of more than 5% of a class of our voting securities, Gregory B. Maffei and Erik Blachford, who are both non-employee directors, Benchmark Capital Partners V, L.P., an affiliate of J. William Gurley, a non-employee director, and TCV V, L.P. and TCV Member Fund, L.P., both of which are affiliates of Jay C. Hoag, a non-employee director. Subject to the terms and conditions of the investors’ rights agreement, certain of these shareholders had registration rights with respect to the shares of Zillow capital stock they, or certain of their affiliates, held, including the right to demand that Zillow file a registration statement or request that their shares be covered by a registration statement that Zillow otherwise filed. The investors’ rights agreement expired by its terms upon completion of the Trulia transaction.

Indemnification of Officers and Directors

We entered into indemnification agreements with each of our directors and certain of our executive officers which provide, among other things, that we will indemnify such director or officer, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Zillow Group, and otherwise to the fullest extent permitted under Washington law and our Bylaws.

Other than as described above in this section, since the beginning of our last fiscal year, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealing with unrelated third parties.

Policies and Procedures for the Review and Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a written policy that sets forth the policies and procedures for the review and approval or ratification of related person transactions. Under the policy, all of our directors and executive officers and all of our beneficial owners of more than 5% of our Class A common stock, Class B common stock or other voting securities are expected to disclose to our general counsel the material facts of any transaction that could potentially be considered a related person transaction promptly on gaining knowledge that the transaction may occur or has occurred. The audit committee is authorized to administer the policy, and may amend, modify, and interpret the policy. A related person transaction generally is defined under the policy as any transaction required to be disclosed under the SEC’s related person transaction disclosure requirement of Item 404(a) of Regulation S-K.

Any potential related person transaction reported to or otherwise made known to the general counsel will be reviewed under the policy according to the following procedures:

•

If the general counsel determines that disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is not required under the SEC’s related person transaction disclosure requirement, the transaction will be deemed approved and will be reported to the audit committee at its next scheduled meeting.

•

If disclosure of the transaction in our annual proxy statement or annual report on Form 10-K is required under the SEC’s related person transaction disclosure requirement, the general counsel will submit the transaction to the chairperson of the audit committee, who will review and, if authorized, will determine whether to approve or ratify the transaction. The chairperson is authorized to approve or ratify any related person transaction involving an aggregate amount of less than $250,000 or when it would not be practicable in the judgment of the chairperson and general counsel to wait for the next audit committee meeting to review the transaction. The chairperson is not authorized to review a related person transaction in which the chairperson is involved.

•

If the transaction is outside the chairperson’s authority, the chairperson will submit the transaction to the audit committee for review and approval or ratification at its next regularly scheduled meeting or, if deemed necessary by the general counsel or the chairperson, as applicable, at a special meeting of the audit committee called for this purpose or in a written consent submitted to the committee in accordance with Zillow Group’s Amended and Restated Bylaws.

•

If the transaction to be reviewed and acted upon by the audit committee involves a member of the audit committee (including the chairperson), the involved member shall recuse himself or herself from deliberations related to the transaction and the other members of the audit committee shall take appropriate action.

When determining whether to approve or ratify a related person transaction, the chairperson of the audit committee or the audit committee, as applicable, will review relevant facts regarding the related person transaction, including:

•	the extent of the related person’s interest in the transaction;

•	whether the terms are comparable to those generally available in arm’s-length transactions; and

•	whether the related person transaction is consistent with the best interests of the company.

If any related person transaction is ongoing or is part of a series of transactions, the chairperson or the audit committee, as applicable, may establish guidelines as necessary to appropriately review the ongoing transaction. After initial approval or ratification of the transaction, the chairperson or the audit committee, as applicable, will review the transaction on a regular basis (at least annually).

If any related person transaction is not approved or ratified, the audit committee may take such action as it may deem necessary or desirable in the best interests of the company.

ADDITIONAL INFORMATION

Code of Conduct and Code of Ethics

Our board of directors has adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, and controller and persons performing similar functions and a Code of Conduct that applies to all our directors, officers, and employees. A copy of each is available on the Investor Relations section of our website at http://investors.zillowgroup.com/corporate-governance.cfm. Substantive amendments to and waivers from either, if any, will be disclosed on the Investor Relations section of our website.

List of Shareholders of Record

In accordance with Washington law, a list of the names of our shareholders of record entitled to vote at the Annual Meeting will be available for 10 days prior to the Annual Meeting for any purpose germane to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. (Pacific Time) at our principal executive offices at 1301 Second Avenue, Floor 31, Seattle, Washington 98101. If you would like to view the shareholder list, please contact our Investor Relations Department at (866) 504-0030. This list will also be available at the Annual Meeting.

Submission of Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

To be considered for inclusion in next year’s proxy statement and form of proxy, shareholder proposals for the 2016 Annual Meeting of Shareholders must be received at our principal executive offices no later than the close of business on December 25, 2015. As prescribed by current Rule 14a-8(b) under the Exchange Act, a shareholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding shares for at least one year by the date of submitting the proposal, and the shareholder must continue to own such stock through the date of the annual meeting.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the 2016 Annual Meeting of Shareholders, shareholders are advised to review our Bylaws as they contain requirements with respect to advance notice of shareholder proposals not intended for inclusion in our proxy statement and director nominations. To be timely, a shareholder’s notice must be delivered to and received by our Corporate Secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of our 2015 Annual Meeting of Shareholders. Accordingly, any such shareholder proposal must be received between February 12, 2016 and the close of business on March 14, 2016. Copies of the pertinent Bylaw provisions are available on request to the following address: Corporate Secretary, Zillow Group, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101. For such proposals or nominations that are timely filed, we retain discretion to vote proxies we receive, provided that (a) we include in our proxy statement advice to shareholders on the nature of the proposal and how we intend to exercise our voting discretion and (b) the proponent does not issue a separate and appropriate proxy statement.

Consideration of Shareholder-Recommended Director Nominees

Our nominating and governance committee will consider director nominee recommendations submitted by our shareholders. Shareholders who wish to recommend a director nominee must submit their suggestions in the manner set forth in our Bylaws and the charter of our nominating and governance committee to the following address: Chairperson of Nominating and Governance Committee, Attn: Corporate Secretary, Zillow Group, Inc., 1301 Second Avenue, Floor 31, Seattle, Washington 98101.

As required by our Bylaws, shareholders should include the name, biographical information, and other relevant information relating to the recommended director nominee, including, among other things, information that would be required to be included in the proxy statement filed in accordance with applicable rules under the Exchange Act and the written consent of the director nominee to be named as a nominee and to serve as a director if elected, among other requirements set forth in our Bylaws. Evaluation of any such recommendations is the responsibility of the nominating and governance committee. In the event of any shareholder recommendations, the nominating and governance committee will evaluate the persons recommended in the same manner as other candidates.

Shareholder Communications with the Board of Directors

Shareholders may contact our board of directors as a group or any individual director by sending written correspondence to the following address: Board of Directors – Zillow Group, Inc., Attn: General Counsel, 1301 Second Avenue, Floor 31, Seattle, Washington 98101 or by email at legal@zillow.com. Shareholders should clearly specify in each communication the name(s) of the group of directors or the individual director to whom the communication is addressed.

Internet Voting

Zillow Group is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission sets forth or is submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number and to confirm that shareholder instructions are properly recorded.

Appendix A

ZILLOW GROUP, INC.

AMENDED AND RESTATED 2011 INCENTIVE PLAN

(As Amended and Restated Effective                     , 2015)

SECTION 1. PURPOSE

The purpose of the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee (including a subcommittee thereof), which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission; an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto; and “independent” within the meaning of any applicable stock exchange listing rules or similar regulatory authority.

(b) Notwithstanding the foregoing, the Board may delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to different committees consisting of two or more members of the Board, subject to such limitations as the Board deems appropriate and subject to the requirements set forth in Section 3.1(a) with respect to Awards granted to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board may authorize one or more senior executive officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act.

(c) All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority has been delegated to administer the Plan.

3.2 Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number and type of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (viii) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (ix) delegate ministerial duties to such of the Company’s employees as it so determines; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) The Committee shall have the right, without shareholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted; (ii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying stock, in exchange for cash, another option or stock appreciation right, restricted stock, or other equity award; or (iii) take any other action that is treated as a repricing under generally accepted accounting principles.

(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be:

(a) 5,300,000 shares; plus

(b) an annual increase to be added as of January 1st of each year, commencing on January 1, 2016 and ending on (and including) January 1, 2025, equal to the least of (i) 3.5% of the outstanding Common Stock and Class B Common Stock on a fully diluted basis as of the end of the immediately preceding calendar year, (ii) 3,500,000 shares, and (iii) a lesser amount determined by the Board; provided, however, that any shares that become available from any such increases in previous years that are not actually issued shall continue to be available for issuance under the Plan; plus

(c) 4,586,093 shares that previously became available for issuance under the Plan pursuant to the authorized annual share increase on each of January 1, 2013, 2014 and 2015; plus

(d) (i) any shares subject to outstanding awards under the Prior Plan on the IPO Date that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares), up to an aggregate maximum of 715,879 shares, which shares shall cease to be set aside or reserved for issuance pursuant to the Prior Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the Plan, and (ii) 46,283 shares, reflecting authorized shares that were not issued or subject to awards under the Company’s Amended and Restated 2005 Equity Incentive Plan (the “Prior Plan”) on the IPO Date that became available for issuance under the Plan on such date.

Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2 Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award.

(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination and previously approved by the Acquired Entity’s shareholders, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plans (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of securities of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation or statutory share exchange is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding any other provision of this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1(a), subject to adjustment as provided in Section 15.1.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

6.3 Deferrals

To the extent permitted by applicable law, the Committee may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents. All deferrals by Participants shall be made in accordance with Section 409A.

6.4 Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends or dividend equivalents paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on the number of shares underlying an Option or a Stock Appreciation Right may not be contingent, directly or indirectly, on the exercise of the Option or Stock Appreciation Right, and must comply with or qualify for an exemption under Section 409A. Also notwithstanding the foregoing, the right to any dividends or dividend equivalents declared and paid on Restricted Stock must comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date (and shall not be less than the minimum exercise price required by Section 422 of the Code with respect to Incentive Stock Options), except in the case of Substitute Awards.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date. For Incentive Stock Options, the maximum term shall comply with Section 422 of the Code.

7.4 Exercise of Options

(a) The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

(b) To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6 Effect of Termination of Service

The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. If not otherwise established in the instrument evidencing the Option, the Option shall be exercisable according to the following terms and conditions, which may be waived or modified by the Committee at any time:

(a) Any portion of an Option that is not vested and exercisable on the date of a Participant’s Termination of Service shall expire on such date.

(b) Any portion of an Option that is vested and exercisable on the date of a Participant’s Termination of Service shall expire on the earliest to occur of:

(i) if the Participant’s Termination of Service occurs for reasons other than Cause, Retirement, Disability or death, the date that is three months after such Termination of Service;

(ii) if the Participant’s Termination of Service occurs by reason of Retirement, Disability or death, the one-year anniversary of such Termination of Service; and

(iii) the Option Expiration Date.

Notwithstanding the foregoing, if a Participant dies after his or her Termination of Service but while an Option is otherwise exercisable, the portion of the Option that is vested and exercisable on the date of such Termination of Service shall expire upon the earlier to occur of (y) the Option Expiration Date and (z) the one-year anniversary of the date of death, unless the Committee determines otherwise.

Also notwithstanding the foregoing, in case a Participant’s Termination of Service occurs for Cause, all Options granted to the Participant shall automatically expire upon first notification to the Participant of such termination, unless the Committee determines otherwise. If a Participant’s employment or service relationship with the Company is suspended pending an investigation of whether the Participant shall be terminated for Cause, all the Participant’s rights under any Option shall likewise be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after a Participant’s Termination of Service, any Option then held by the Participant may be immediately terminated by the Committee, in its sole discretion.

(c) Notwithstanding the foregoing, if exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock upon exercise of the Option would violate the registration requirements under the Securities Act, then the Option shall remain exercisable until the earlier of (i) the Option Expiration Date and (ii) the expiration of a total period of three months (or such longer period of time as determined by the Committee in its sole discretion), which time period need not be consecutive, after the Participant’s Termination of Service during which exercise of the Option would not be in violation of the Securities Act.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder, including, to the extent required thereunder, the following:

8.1 Eligible Employees

Individuals who are not employees of the Company or one of its parent or subsidiary corporations (as such terms are defined for purposes of Section 422 of the Code) on the Grant Date may not be granted Incentive Stock Options.

8.2 Dollar Limitation

To the extent the aggregate Fair Market Value of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year exceeds $100,000 (or, if different, the maximum limitation in effect at the time of grant under the Code), such portion in excess of $100,000 shall be treated as a Nonqualified Stock Option.

8.3 Ten Percent Stockholders

In the case of an Incentive Stock Option granted to a Participant who owns more than 10% of the total combined voting power of all classes of the stock of the Company or of its parent or subsidiary corporations (a “Ten Percent Stockholder”), such Option shall be granted with an exercise price per share not less than 110% of the Fair Market Value of the Common Stock on the Grant Date and with a maximum term of five years from the Grant Date. The determination of more than 10% ownership shall be made in accordance with Section 422 of the Code.

SECTION 9. STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option (a “tandem SAR”) or alone (a “freestanding SAR”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. An SAR may be exercised upon such terms and conditions and for such term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2 Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

10.2 Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Committee, (a) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.

10.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Units under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1 Performance Shares

The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2 Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. The amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

(a) The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (i) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (ii) any amounts due from the Participant to the Company or any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

(b) The Committee, its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (i) paying cash to the Company or a Related Company, as applicable, (ii) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company or a Related Company to the Participant, (iii) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, (iv) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations, (v) selling shares of Common Stock issued under an Award on the open market or to the Company, or (vi) taking such other action as may be necessary in the opinion of the Committee to satisfy any applicable tax withholding obligations. The value of the shares so withheld or tendered may not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Committee in its sole discretion.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing, and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1 Adjustment of Shares

(a) In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, statutory share exchange, distribution to shareholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in (1) the maximum number and kind of securities available for issuance under the Plan; (2) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2(d); (3) the maximum numbers and kind of securities set forth in Section 16.3; and (4) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Committee as to the terms of any of the foregoing adjustments shall be conclusive and binding.

(b) Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3 Change of Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change of Control:

(a) All outstanding Awards that are subject to vesting based on continued employment or service with the Company or a Related Company shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change of Control and shall terminate at the effective time of the Change of Control; provided, however, that with respect to a Change of Control that is a Company Transaction in which such Awards could be converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, only if and to the extent such Awards are not converted, assumed, substituted for or replaced by the Successor Company. If and to the extent that the Successor Company converts, assumes, substitutes for or replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.

For the purposes of Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Shares, Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified performance goals and that are earned and outstanding as of the date the Change of Control is determined to have occurred and for which the payout level has been determined shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. All Performance Shares, Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified performance goals for which the payout level has not been determined as of the date the Change of Control is determined to have occurred shall be prorated at the target payout level up to and including the date of such Change of Control and shall be payable in accordance with the payout schedule set forth in the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change of Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4 Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, statutory share exchange, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the

Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, statutory share exchange, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.5 No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6 Fractional Shares

In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment, and any fractional shares resulting from such adjustment shall be disregarded.

15.7 Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. CODE SECTION 162(m) PROVISIONS

Notwithstanding any other provision of the Plan to the contrary, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.

16.1 Performance Criteria

If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any affiliate or business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; share price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”).

Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other companies. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary, unusual and/or nonrecurring items of gain or loss, that in all of the foregoing the Company identifies in its audited financial statements, including notes to the financial statements, or the Management’s Discussion and Analysis section of the Company’s periodic reports, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, (viii) gains and losses on asset sales, and (ix) impairments. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that satisfies the requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

16.2 Adjustment of Awards

Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.

16.3 Limitations

Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards other than Performance Units subject to this Section 16 in any calendar year period with respect to more than 750,000 shares of Common Stock for such Awards, except that the Company may make additional onetime grants of such Awards for up to 750,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to any one calendar year to any Covered Employee with respect to Performance Units or other awards payable in cash subject to this Section 16 is $2,000,000.

The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

SECTION 17. AMENDMENT AND TERMINATION

17.1 Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires shareholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2 Term of the Plan

Unless sooner terminated as provided herein, the Plan shall automatically terminate on the tenth anniversary of the earlier of (a) the date the Board adopted the Plan and (b) the date the shareholders approved the Plan. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their terms and conditions and the Plan’s terms and conditions.

17.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.

SECTION 18. GENERAL

18.1 No Individual Rights

No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2 Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(d) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

18.3 Indemnification

(a) Each person who is or shall have been a member of the Board, the Compensation Committee, or a committee of the Board or an officer of the Company to whom authority to administer the Plan was delegated in accordance with Section 3.1, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4 No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award, other than a Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5 Compliance with Laws and Regulations

(a) In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.

(b) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise.

To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan shall comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i). In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i), shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan.

(c) Also notwithstanding any other provision of the Plan to the contrary, the Board or the Compensation Committee shall have broad authority to amend the Plan or any outstanding Award without the consent of the Participant to the extent the Board or the Compensation Committee deems necessary or advisable to comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules or other applicable laws, rules or regulations.

18.6 Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10 Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Washington without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

18.11 Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

SECTION 19. EFFECTIVE DATE

The Plan, as amended and restated, shall become effective on the date of shareholder approval at the 2015 Annual Meeting of Shareholders (the “Effective Date”). If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change of Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, (iv) any acquisition by a Founder Shareholder, provided that this clause (iv) shall terminate and be of no effect with respect to a Founder Shareholder at such time as such Founder Shareholder’s beneficial ownership of the Outstanding Company Voting Securities is less than 25%, or (v) any acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) the consummation of a Company Transaction.

“Class A Common Stock” means the Class A Common Stock, par value $0.0001 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.0001 per share, of the Company.

“Class C Capital Stock” means the Class C Capital Stock, par value $0.0001 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means Class A Common Stock and Class C Capital Stock, both of which may be issued under the Plan, or any security into which such Common Stock may be changed as contemplated by the adjustment provisions of Section 15. Unless otherwise provided with respect to an Award, references to Common Stock in the Plan or an Award refer to the applicable class, or classes, of securities for which the Award is granted to a Participant.

“Company” means Zillow Group, Inc., a Washington corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a statutory share exchange pursuant to which all of the Company’s outstanding shares are acquired or a sale in one transaction or a series of transactions undertaken with a common purpose of all of the Company’s outstanding voting securities; or

(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets, excluding, however, in each case, any such transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, more than 50% of the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors, unless such ownership resulted solely from ownership of securities of the Company prior to such transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Effective Date” has the meaning set forth in Section 19.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Founder Shareholder” means any holder of record of the Class B Common Stock, par value $0.0001 per share, of the Company as of July 19, 2011.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change of Control.”

“IPO Date” means the date of the underwriting agreement between Zillow, Inc. and the underwriter(s) managing the initial public offering of the Class A Common Stock of Zillow, Inc., pursuant to which the Class A Common Stock was priced for the initial public offering of Zillow, Inc.

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change of Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.

“Plan” means the Amended and Restated Zillow Group, Inc. 2011 Incentive Plan, as amended and restated from time to time (which previously was called the Zillow, Inc. Amended and Restated 2011 Incentive Plan, as amended). For purpose of Section 17.2, the Plan term is measured from the date of Board approval of the Plan, as currently renamed.

“Prior Plan” has the meaning set forth in Section 4.1(d).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Restricted Stock Unit” means a Stock Unit subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Section 409A” means Section 409A of the Code, including any regulations and other guidance issued thereunder by the Department of the Treasury and/or the Internal Revenue Service.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit,” including a Restricted Stock Unit, means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a nonemployee director, consultant, advisor, or independent contractor of the Company or a Related Company, or a change in status from a nonemployee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

PLAN ADOPTION AND AMENDMENTS/ADJUSTMENTS SUMMARY PAGE

Date of Board Action	Action	Section/Effect of Amendment	Date of Shareholder Approval
June 16, 2011	Initial Plan Adoption		June 16, 2011

March 22, 2012	Share increase of 1,000,000 shares. Addition of Section 162(m) provisions and related performance criteria	Section 4.1(a). Section 16 added (and the sections following it renumbered; certain capitalized terms used in Section 16 added to Appendix A)	June 1, 2012

March 13, 2013	Share increase of 1,500,000 shares	Section 4.1(a) (effected by standalone amendment)	May 31, 2013

April , 2015	Share increase by 1,500,000 shares (Section 4.1(a)); inclusion of ability to grant Class C capital stock; and general amendment and restatement	General amendment and restatement	, 2015

DIRECTIONS

2015 Annual Meeting of Shareholders

Zillow Group, Inc.

1301 Second Avenue, Floor 17

Bainbridge/Whidbey Room

Seattle, Washington

June 11, 2015

8:00 a.m. (Pacific Time)

The Russell Investments Center main entrance is located on Second Avenue between Union and University Streets. The following directions direct you to the parking garage entrance located on Union Street between First and Second Avenue.

Northbound on I-5:

Exit at Seneca Street (exit #165)

West on Seneca Avenue to Fourth Avenue

Turn right on Fourth Avenue

Turn left on Union Street

Russell Investments Center parking is located on the left between First and Second Avenue.

Southbound on I-5:

Exit at Union Street (exit #165B)

West on Union Street

Russell Investments Center parking is located on the left between First and Second Avenue.

ZILLOW GROUP, INC.
IMPORTANT ANNUAL MEETING INFORMATION
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 P.M., Eastern Time, on June 10, 2015.
Vote by Internet
Go to www.investorvote.com/Z
Or scan the QR code with your smartphone
Follow the steps outlined on the secure website
Vote by telephone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
A Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES WITH RESPECT TO THE ELECTION OF DIRECTORS, “FOR” ITEMS 2, 4, AND 5, AND FOR
EVERY 3 YEARS ON ITEM 3.
The board of directors recommends you vote FOR all nominees.
1. ELECTION OF DIRECTORS Nominees: 01—Erik Blachford 02—Spencer M. Rascoff 03. Gordon Stephenson
Mark here to vote FOR all nominees
Mark here to WITHHOLD vote from all nominees
For All EXCEPT—To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.
The board of directors recommends you vote FOR the following proposal:
For Against Abstain
2. Approve the compensation of the Company’s Named Executive Officers on an advisory basis
The board of directors recommends you vote 3 YEARS on the following proposal:
1 Year 2 Years 3 Years Abstain
3. Vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers on an advisory basis
The board of directors recommends you vote FOR the following proposals:
For Against Abstain
4. Approve the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan
For Against Abstain
5. Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2015
B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.
1UPX
022GKA

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2014 Annual Report to Shareholders are available at: http://investors.zillowgroup.com/annuals-proxies.cfm
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.
PROXY
ZILLOW GROUP, INC.
2015 MEETING OF SHAREHOLDERS – JUNE 11, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY
The undersigned hereby appoints Spencer M. Rascoff and Kathleen Philips, and each of them, as proxies of the undersigned, with the full power of substitution, to vote all shares of Zillow Group, Inc. held of record by the undersigned on April 6, 2015, at the Annual Meeting of Shareholders of Zillow Group, Inc. to be held at 1301 Second Avenue, Floor 17, in the Bainbridge/Whidbey room, in Seattle, Washington 98101 on June 11, 2015, at 8:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions designated on the reverse side, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting.
(Continued and to be marked, dated and signed, on the other side)
C Non-Voting Items
Change of Address — Please print your new address below. Comments — Please print your comments below.
Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting.
IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—C ON BOTH SIDES OF THIS CARD.